Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155695

PROSPECTUS SUPPLEMENT

(To prospectus dated November 26, 2008)

10,000,000 Shares

Mack-Cali Realty Corporation

Common Stock

               We are offering 10,000,000 shares of our common stock, $0.01 par value per share, to be sold in this offering. Our common stock is listed on the New York Stock Exchange under the symbol "CLI." On April 30, 2009, the last reported sale price of our common stock was $26.86 per share.

               To assist us in complying with federal income tax requirements applicable to real estate investment trusts, among other purposes, our charter contains certain restrictions on the ownership and transfer of our common stock. See "Description of Common Stock—Ownership Limitations and Restrictions on Transfer" beginning on page 6 of the accompanying prospectus.

               Investing in our common stock involves risks. See "Cautionary Statement Regarding Forward-Looking Statements" beginning on page S-2 of this prospectus supplement and "Risk Factors" beginning on page S-6 of this prospectus supplement as well as beginning on page 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

	Per Share	Total
Public offering price	$25.00	$250,000,000
Underwriting discount	$1.0625	$10,625,000
Proceeds, before expenses, to Mack-Cali Realty Corporation	$23.9375	$239,375,000

               We have granted the underwriters the right to purchase within 30 days from the date of this prospectus supplement up to an additional 1,500,000 shares of our common stock from us at the public offering price, less the underwriting discounts, to cover any overallotments.

               Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The underwriters expect to deliver the shares of our common stock to investors on May 6, 2009. The underwriters are offering the common stock as set forth under "Underwriting."

Joint Book-Running Managers

Merrill Lynch & Co.	Deutsche Bank Securities	J.P.Morgan

BNY Mellon Capital Markets, LLC

Citi

Comerica Securities

PNC Capital Markets LLC

Scotia Capital

SunTrust Robinson Humphrey

Wachovia Securities

The date of this prospectus supplement is April 30, 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT

              You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in our common stock. These documents contain important information that you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of common stock. The accompanying prospectus contains information about certain of our securities generally, some of which does not apply to the common stock covered by this prospectus supplement. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in or incorporated by reference in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in or incorporated by reference in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

              It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision. See "Where You Can Find More Information" in this prospectus supplement.

              You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission (the "SEC"). Neither we nor the underwriters have authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

              Unless this prospectus supplement otherwise indicates or the context otherwise requires, all references in this prospectus to the "registrant," "we," "us," "our," or "the Company" include Mack-Cali Realty Corporation, a Maryland corporation, and any subsidiaries or other entities controlled by us, including Mack-Cali Realty, L.P., a Delaware limited partnership (the "Operating Partnership"). All references in this prospectus to "Mack-Cali Realty, L.P." or the "Operating Partnership" include Mack-Cali Realty, L.P. and any subsidiaries or other entities that the Operating Partnership owns or controls. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the overallotment option granted to the underwriters is not exercised in whole or in part.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

              Certain statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including those related to our future operations, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "should," "expect," "anticipate," "estimate," "continue" or comparable terminology. Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.

              Among the factors about which we have made assumptions are:

  •
  risks and uncertainties affecting the general economic climate and conditions, including the impact of the general economic recession as it impacts the national and local economies, which in turn may have a negative effect on the fundamentals of our business and the financial condition of our tenants;

  •
  the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis;

  •
  the extent of any tenant bankruptcies or of any early lease terminations;

  •
  our ability to lease or re-lease space at current or anticipated rents;

  •
  changes in the supply of and demand for office, office/flex and industrial/warehouse properties;

  •
  changes in interest rate levels and volatility in the securities markets;

  •
  changes in operating costs;

  •
  our ability to obtain adequate insurance, including coverage for terrorist acts;

  •
  the availability of financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and refinance existing debt and our future interest expense;

  •
  changes in governmental regulation, tax rates and similar matters; and

  •
  other risks associated with the development and acquisition of properties, including risks that the development may not be completed on schedule, that the tenants will not take occupancy or pay rent, or that development or operating costs may be greater than anticipated.

              For further information on factors which could impact us and the statements contained herein, see "Risk Factors" beginning on page S-6 of this prospectus supplement and beginning on page 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this prospectus supplement or the accompanying prospectus, as applicable, or as of the dates indicated in the statements. All of our forward-looking statements, including those included and incorporated by reference in this prospectus supplement and the accompanying prospectus, are qualified in their entirety by this statement. We assume no obligation to update and supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

              This summary may not contain all the information that may be important to you in deciding whether to invest in the common stock. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein, including the financial statements and related notes before making an investment decision.

 The Company

              Mack-Cali Realty Corporation, a Maryland corporation, is a fully-integrated, self-administered and self-managed real estate investment trust, or REIT, that owns and operates a real estate portfolio comprised predominantly of Class A office and office/flex properties located primarily in the Northeast. We perform substantially all commercial real estate leasing, management, acquisition, development and construction services on an in-house basis. Mack-Cali Realty Corporation owns properties and conducts substantially all of its operations through Mack-Cali Realty, L.P., a Delaware limited partnership, which Mack-Cali Realty Corporation controls and is its sole general partner and in which it owned an 82.1 percent common unit interest as of March 31, 2009.

              As of March 31, 2009, we owned or had interests in 294 properties plus developable land aggregating approximately 33.8 million square feet, which are comprised of 283 buildings, primarily office and office/flex buildings, totaling approximately 33.4 million square feet (which include 37 buildings, primarily office buildings, aggregating approximately 4.3 million square feet owned by unconsolidated joint ventures in which we have investment interests), six industrial/warehouse buildings totaling approximately 387,400 square feet, two retail properties totaling approximately 17,300 square feet, a hotel (which is owned by an unconsolidated joint venture in which we have an investment interest) and two parcels of land leased to others. Our properties are located in six states in the Northeast, plus the District of Columbia.

              Our executive offices are located at 343 Thornall Street, Edison, New Jersey 08837-2206, and our telephone number is (732) 590-1000. We maintain an Internet website at http://www.mack-cali.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Property Transaction

              On March 1, 2009, the Company placed in service a 250,000 square-foot, class A office building, which is fully leased by Wyndham Worldwide for 15 years. The building is located in the Company's Mack-Cali Business Campus in Parsippany, New Jersey.

Joint Venture Transactions

              On March 31, 2009, on account of the recent deterioration in the commercial real estate markets in the Boston area, the Company wrote off its investment in an unconsolidated joint venture, which owns seven office buildings, aggregating 666,697 square feet, located in the towns of Andover, Bedford and Billerica, Massachusetts, and recorded an impairment charge in equity in earnings (loss) of $4.0 million (of which $0.6 million was attributable to non-controlling interests in consolidated joint ventures) during the period. The Company has a joint venture interest in this joint venture through Route 93 Master LLC, a majority-owned subsidiary of the Company, which has a 30 percent interest and the Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank having a 70 percent interest in these properties.

              On April 29, 2009, the Company acquired the remaining joint venture interests in Mack-Green-Gale LLC from SL Green Realty Corp. and the remaining joint venture interests in 55 Corporate Partners L.L.C. from an affiliate of SL Green Realty Corp. for aggregate purchase consideration of $5 million in cash (the "JV Interest Acquisitions").

              In addition, the entities controlled by Mack-Green-Gale LLC (the "Gramercy Borrowers") which own six properties subject to a $90.3 million mortgage loan (the "Gramercy Loan") entered into an amended and restated loan agreement (the "Amended and Restated Loan Agreement") dated April 29, 2009 with Gramercy Warehouse Funding I LLC, an affiliate of SL Green Realty Corp., to modify certain terms and conditions of the Gramercy Loan. The Amended and Restated Loan Agreement provides for an extension of the maturity date of the Gramercy Loan from May 9, 2009 to May 9, 2011 and also provides for, among other things, interest to accrue at the current rate of LIBOR plus 275 basis point per annum, with the interest pay rate at the lower of LIBOR plus 275 basis points or 3.15 percent per annum. Under the terms of the Amended and Restated Loan Agreement, interest is payable at the pay rate only to the extent that property expenses have been paid, with any accrued unpaid interest above the pay rate serving to increase the balance of the loans.

              The Company has provided a limited recourse guarantee under the Gramercy Loan limited to certain customary recourse carve outs. The full amount of the Gramercy Loan may become recourse to the Gramercy Borrowers or the Company upon the occurrence of certain limited events which are customary in transactions of this nature.

Financing Acitvity

              On January 27, 2009, the Company obtained $64.5 million in mortgage financing from Guardian Life Insurance Company of America. The two mortgage loans, which are collateralized by one and three office properties located in Clark and Red Bank, New Jersey, respectively, both bear interest at an effective rate of 7.31 percent per annum and carry a 10-year term.

Application of New Accounting Standard

              Non-controlling interests in subsidiaries in the unaudited consolidated financial statements for the fiscal quarter ended March 31, 2009 and 2008 incorporated by reference into this prospectus supplement relate to (i) common units in Mack-Cali Realty, L.P., held by parties other than the Company, and (ii) interests in consolidated joint ventures for the portion of such properties not owned by the Company.

              Pursuant to the Company's adoption on January 1, 2009 of FASB No. 160, which establishes and expands the accounting and reporting standards of minority interests to be recharacterized as non-controlling interests in a subsidiary and the deconsolidation of a subsidiary, the Company is presenting its non-controlling interests as equity for all periods presented in these financial statements.

The Offering

Issuer	Mack-Cali Realty Corporation
Common stock offered by us	10,000,000 shares (or 11,500,000 shares if the underwriters exercise their overallotment option in full).
Common stock to be outstanding after this offering	76,730,498 shares (or 78,230,498 shares if the underwriters exercise their overallotment option in full).
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $239.1 million (or approximately $275 million if the underwriters exercise their overallotment option in full). We intend to use the net proceeds from the sale of the shares of common stock offered by this prospectus supplement to reduce certain of our outstanding borrowings under our $775 million unsecured revolving credit facility and for general corporate purposes. See "Use of Proceeds" on page S-8 of this prospectus supplement.
Restrictions on Ownership and Transfer
To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, among other purposes, our charter imposes certain restrictions on ownership and transfer of our common stock. See "Description of Common Stock—Ownership Limitations and Restrictions on Transfer" beginning on page 6 in the accompanying prospectus.
Listing	Our common stock is listed on the New York Stock Exchange under the symbol "CLI."

              The number of shares of common stock to be outstanding after this offering is based on 66,730,498 shares outstanding as of April 29, 2009. This number excludes 390,541 shares of common stock underlying options outstanding as of March 31, 2009 granted under our equity compensation plans; 4,538,294 shares of common stock reserved and available for future issuance as of March 31, 2009 under our equity compensation plans; 59,743 shares of common stock underlying deferred stock units awarded under our amended and restated deferred compensation plan for directors, and 14,435,743 shares of common stock issuable upon redemption of common units of limited partnership interest of Mack-Cali Realty, L.P.

              For additional information regarding our common stock, see "Description of Common Stock" beginning on page 6 of the accompanying prospectus. For a description of the U.S. federal income tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of our common stock, see "Material United States Federal Income Tax Considerations" beginning on page S-16 of this prospectus supplement and on page 30 of the accompanying prospectus. An investment in our common stock involves various risks and prospective investors should carefully consider the matters discussed under "Risk Factors" beginning on page S-6 of this prospectus supplement and beginning on page 9 of our Annual Report on Form 10-K for the fiscal year ended Decemer 31, 2008, as well as the other risks described in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, before making a decision to invest in our common stock.

RISK FACTORS

              Your investment in our common stock involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below as well as the risk factors beginning on page 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and any subsequently filed periodic reports which are incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether an investment in our common stock is suitable for you.

We may change the dividend policy for our common shares in the future.

              In 2008, our Board of Directors declared four quarterly common stock dividends of $0.64 per share at an annual rate of $2.56 per share. Recognizing the need to maintain maximum financial flexibility in light of the current state of the capital markets, on March 17, 2009 our Board of Directors reduced the quarterly common stock dividend to $0.45 per share at an annual rate of $1.80 per share. We currently intend to continue paying dividends on our preferred stock.

              To maintain its qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), the Company must make annual distributions to its stockholders of at least 90 percent of its REIT taxable income, determined without regard to the dividends paid deduction and by excluding net capital gains. Moreover, the Company intends to continue to make regular quarterly distributions to its common stockholders. Any distributions, whether for federal income tax purposes or otherwise, would be paid out of (a) available cash, including borrowings and other sources, after meeting operating requirements, preferred stock dividends and distributions, and scheduled debt service on the Company's debt, and (b) for distributions with respect to a taxable year ending on or before December 31, 2009, our stock, as permitted pursuant to Internal Revenue Service Revenue Procedure 2009-15, 2009-4 I.R.B. 356. Under this Revenue Procedure, we are permitted to make taxable distributions of our stock (in lieu of cash) if (i) any such distribution is declared with respect to a taxable year ending on or before December 31, 2009, and (ii) each of our stockholders is permitted to elect to receive its entire entitlement under such declaration in either money or stock of equivalent value subject to a limitation in the amount of money to be distributed in the aggregate; provided that (1) the amount of money that we set aside for distribution is not less than 10 percent of the aggregate distribution so declared, and (2) if too many stockholders elect to receive money, each stockholder electing to receive money will receive a pro rata amount of money corresponding to the stockholder's respective entitlement under the declaration, but in no event will any stockholder electing to receive money receive less than 10 percent of the stockholder's entire entitlement under the declaration in money.

              The decision to declare and pay dividends on our common shares in the future, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our Board of Directors in light of conditions then existing, including the Company's earnings, financial condition, capital requirements, debt maturities, the availability of debt and equity capital, applicable REIT and legal restrictions and the general overall economic conditions and other factors. While the statements above concerning the remaining dividends for 2009 represent our current expectation, the actual dividend payable will be determined by our Board of Directors based upon the circumstances at the time of declaration and the actual dividend payable may vary from such expected amounts. Any change in our dividend policy could have a material adverse effect on the market price of our common stock.

This offering is expected to be dilutive, and there may be future dilution of our common shares.

              Giving effect to the issuance of common shares in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our expected earnings per share for the year ending December 31, 2009. The actual amount of such dilution cannot be determined at this time and will be based on numerous factors. Additionally, subject to the 45-day lock up restrictions desribed in "Underwriting," we are not restricted from issuing additional shares of our common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur.

 USE OF PROCEEDS

              We estimate the net proceeds from the sale of common stock from this offering will be approximately $239.1 million after deducting underwriting discounts and commissions and estimated transaction expenses payable by us of approximately $10.9 million (or net proceeds of approximately $275 million if the underwriters' overallotment option is exercised in full), in each case at a public offering price of $25.00 per share.

              We intend to use the net proceeds from the sale of the shares of common stock in this offering to reduce certain of our outstanding borrowings under our $775 million unsecured revolving credit facility and for general corporate purposes. Our borrowings under our revolving credit facility currently bear interest at 55 basis points over the London Inter-Bank Offered Rate based on the Operating Partnership's unsecured debt ratings. Our revolving credit facility, of which $365 million was outstanding as of April 29, 2009, matures in June 2011, with an extension option of one year.

              Affiliates of certain of the underwriters in this offering are lenders and/or agents under our revolving credit facility and will receive proceeds from this offering to the extent that net proceeds are used to repay borrowings under our revolving credit facility. See "Underwriting."

CAPITALIZATION

              The following table sets forth our capitalization as of March 31, 2009, on an actual basis and an as adjusted basis to give effect to: (1) the offering and sale of 10,000,000 shares of our common stock in this offering at a public offering price of $25.00 per share, after deducting underwriting discounts and commissions and estimated transaction expenses payable by us, and (2) the application of the entire net proceeds of this offering to reduce outstanding borrowings under our $775 million unsecured revolving credit facility as described under "Use of Proceeds" herein. The capitalization table should be read in conjunction with our consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and incorporated by reference in this prospectus supplement.

	As of March 31, 2009
	Actual	As adjusted
	(in thousands)
Debt:
Senior unsecured notes	$1,333,868	$1,333,868
Revolving credit facility	328,000	88,925
Mortgages, loans payable and other obligations	592,253	592,253
Total debt	2,254,121	2,015,046
Equity:
Mack-Cali Realty Corporation stockholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, 10,000 and 10,000 shares outstanding, at liquidation preference	25,000	25,000
Common stock, par value $0.01, 190,000,000 shares authorized, 66,424,213 shares outstanding, actual, and 76,424,213 shares outstanding, as adjusted	664	764
Additional paid-in capital	1,906,125	2,145,100
Dividends in excess of net earnings	(404,377)	(404,377)
Total Mack-Cali Realty Corporation stockholders' equity	1,527,412	1,766,487
Non-controlling interests in subsidiaries:
Operating Partnership	410,189	410,189
Consolidated joint ventures	209	209
Total non-controlling interests in subsidiaries	410,398	410,398
Total equity	1,937,810	2,176,885
Total capitalization	$4,191,931	$4,191,931

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

              Our common stock is listed on the New York Stock Exchange under the symbol "CLI." On April 30, 2009, the last reported sale price per share of our common stock on the New York Stock Exchange was $26.86. The table below sets forth, for the periods indicated, the high, low, and closing sales prices per share of our common stock, as reported by the New York Stock Exchange, and the cash dividends declared per share with respect to such periods. The dividend with respect to each fiscal quarter was paid in the following fiscal quarter.

2007:

	High	Low	Close	Distributions Declared Per Common Share
First Quarter	$56.52	$46.89	$47.63	$0.64
Second Quarter	$50.83	$42.33	$43.49	$0.64
Third Quarter	$44.98	$36.80	$41.10	$0.64
Fourth Quarter	$46.51	$30.41	$34.00	$0.64

2008:

	High	Low	Close	Distributions Declared Per Common Share
First Quarter	$37.42	$28.44	$35.71	$0.64
Second Quarter	$40.56	$33.67	$34.17	$0.64
Third Quarter	$43.00	$31.00	$33.87	$0.64
Fourth Quarter	$33.31	$13.16	$24.50	$0.64

2009:

	High	Low	Close	Distributions Declared Per Common Share
First Quarter	$23.99	$13.73	$19.81	$0.45
Second Quarter, through April 30, 2009	$28.01	$18.30	$26.86

              The foregoing tables show only historical comparisons. The comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

              Recognizing the need to maintain maximum financial flexibility in light of the current state of the capital markets, on March 17, 2009 our Board of Directors reduced the quarterly common stock dividend to $0.45 per share at an annual rate of $1.80 per share. We currently intend to continue paying dividends on our preferred stock. It has been our policy to declare dividends to the holders of shares of our common stock so as to comply with applicable provisions of the Code governing REITs. A summary of the terms and provisions of our common stock is contained in "Description of Common Stock" beginning on page 6 of the accompanying prospectus.

UNDERWRITING

              Subject to the terms and conditions contained in the purchase agreement, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as representatives, and each of the underwriters has severally agreed to purchase from us, the respective number of shares of common stock set forth after its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,000,000
Deutsche Bank Securities Inc.	2,350,000
J.P. Morgan Securities Inc.	1,500,000
BNY Mellon Capital Markets, LLC	450,000
Citigroup Global Markets Inc.	450,000
Comerica Securities, Inc.	450,000
PNC Capital Markets LLC	450,000
Scotia Capital (USA) Inc.	450,000
SunTrust Robinson Humphrey, Inc.	450,000
Wachovia Capital Markets, LLC	450,000

Total	10,000,000

              The obligations of the underwriters are subject to certain conditions. The underwriters must purchase all of the shares of common stock offered hereby (other than those covered by the underwriters' overallotment option) if any are purchased.

              The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel, including the validity of the shares of common stock, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates, comfort letters and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

Overallotment Option

              We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to 1,500,000 additional shares of common stock at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover overallotments made in connection with the sale of the shares of common stock offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares to be purchased by it in the above table. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 10,000,000 shares of common stock are being offered.

Commissions and Discounts

              The underwriters have advised us that they propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.60 per share.

              The following table shows the per share and total public offering price, underwriting discounts and proceeds, before expenses, to us, assuming either no exercise or full exercise by the underwriters of the underwriters' overallotment option described below.

	Per Share	Without Option	With Option
Public offering price	$25.00	$250,000,000	$287,500,000
Underwriting discount	$1.0625	$10,625,000	$12,218,750
Proceeds, before expenses, to Mack-Cali Realty Corporation	$23.9375	$239,375,000	$275,281,250

              We estimate that the total expenses related to this offering, excluding the underwriting discount, will be approximately $300,000 and are payable by us.

No Sales of Similar Securities

              We, our executive officers and directors have agreed with the underwriters not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, or file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, without the prior written consent of the representatives (subject to certain customary exceptions). This consent may be given at any time without public notice.

New York Stock Exchange Listing

              Our common stock is listed on the New York Stock Exchange under the symbol "CLI."

Price Stabilization and Short Positions

              Until the distribution of the shares of common stock is completed, rules of the SEC may limit the ability of the underwriters to bid for and purchase shares of common stock. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize, maintain or otherwise affect the market price of the shares of common stock.

              The underwriters may over-allot the shares of common stock in connection with this offering, thus creating a short position for their own account. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are committed to purchase in this offering. A short position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made in an amount not greater than the underwriters' overallotment option to purchase additional shares of common stock as described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares of common stock in the open market. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase shares of common stock from us through the overallotment option. Naked short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

              Accordingly, to cover these short sales positions or to stabilize the market price of the shares of common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. These transactions may be effected on the New York Stock Exchange or otherwise. Additionally, a representative, on behalf of the underwriters, may also reclaim selling concessions allowed to another underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our shares of common stock may have the effect of raising or maintaining the market price of our shares of common stock or preventing or mitigating a decline in the market price of our shares of common stock. As a result, the price of the shares of common stock may be higher than the price that might otherwise exist in the open market. No representation is made as to the magnitude or effect of any such stabilization or other activities. The underwriters are not required to engage in these activities and, if commenced, may discontinue any of these activities at any time.

Electronic Distribution

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. Merrill Lynch may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement is available on the Internet Website maintained by Merrill Lynch. Other than the prospectus supplement in electronic format, the information on the Merrill Lynch Website is not part of this prospectus supplement.

Other Relationships

              In the ordinary course of their business, the underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking and investment banking transactions with us for which they have received or will receive customary fees and expenses. In addition, we have joint venture investments with affiliates of J.P. Morgan Securities Inc. The Company has also entered into an agreement with an affiliate of J.P. Morgan Securities Inc. to participate in a money market loan program.

              Affiliates of certain of the underwriters in this offering are lenders and/or agents under our $775 million unsecured revolving credit facility and will receive proceeds from this offering to the extent that net proceeds are used to repay borrowings under our revolving credit facility. Because it is possible the underwriters or their affiliated or associated persons could receive more than 10 percent of the proceeds of this offering, not including underwriting discounts and commissions, as repayment of such debt, this offering will be conducted in accordance with Rule 5110(h) of the Financial Industry Regulatory Authority, Inc.

Notice to Certain European Residents

              In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares of common stock described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares of common stock that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000; and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

              Each purchaser of shares of common stock described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

              For purposes of this provision, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

              The sellers of the shares of common stock have not authorized and do not authorize the making of any offer of shares of common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares of common stock as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares of common stock, other than the underwriters, is authorized to make any further offer of the shares of common stock on behalf of the sellers or the underwriters.

              In addition:

  •
  an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) has only been communicated or caused to be communicated and will only be communicated or caused to be communicated) in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  all applicable provisions of the FSMA have been complied with and will be complied with, with respect to anything done in relation to the Securities in, from or otherwise involving the United Kingdom.

              This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The Securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Switzerland

              This document as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus (the "Shares") do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The Shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document , do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

              The Shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time.

              This document as well as any other material relating to the Shares is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

              This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus (the "Shares") may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Shares offered should conduct their own due diligence on the Shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Considerations to Holders of Our Common Stock

              The following discussion summarizes certain U.S. federal income tax considerations relating to the acquisition, ownership and disposition of shares of our common stock issued pursuant to this offering. The following summary is for general information only, is not exhaustive of all possible tax considerations and is not intended to be, and should not be, construed as tax advice. This summary does not purport to deal with all aspects of taxation that may be relevant to a particular stockholder or persons in special tax situations such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding the stock as a hedge against currency risk or as a position in a "straddle" for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, tax-exempt organizations or foreign corporations and persons who are Non-U.S. Stockholders, as defined below. This summary does not address any state, local, foreign tax or other U.S. federal tax considerations and does not discuss all aspects of U.S. federal income taxation that might be relevant to a specific holder in light of its particular investment or tax circumstances. This discussion is limited to holders who hold our common stock as a "capital asset" within the meaning of the Code, as defined below.

              This summary supplements the discussion set forth in the section in the accompanying prospectus entitled "Material United States Federal Income Tax Considerations," which contains a summary of certain U.S. federal income tax considerations to us and our stockholders, and which should be read together with this section.

              As used herein, the term "U.S. Stockholder" means a holder of our common stock who (for U.S. federal income tax purposes) is (1) a citizen or resident of the United States, (2) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its connection with the conduct of a trade or business within the United States or (4) any trust if (i) its administration is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person. The term "Non-U.S. Stockholder" means a holder of our common stock who is not a U.S. Stockholder. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax considerations applicable to them.

              The information in this section is based on the Internal Revenue Code of 1986, as amended (the "Code"), current, temporary and proposed Treasury regulations promulgated thereunder, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. Thus, no assurance can be provided that the statements set forth herein (which do not bind the Internal Revenue Service or the courts) will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSIDERATIONS

OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR INVESTOR WILL DEPEND ON THE INVESTOR'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE ADVISED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSIDERATIONS OF THE ACQUISITION, OWNERSHIP, SALE OR OTHER DISPOSITION OF OUR COMMON STOCK IN LIGHT OF YOUR SPECIFIC TAX AND INVESTMENT SITUATION AND THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS APPLICABLE TO YOU.

Changes to REIT Qualification and Distribution Rules

              For a general discussion of the taxation of the Company, see the section entitled "Material United States Federal Income Tax Considerations" and the applicable subsections set forth in the accompanying prospectus, as supplemented by the discussion below.

              From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Prior to our 2005 taxable year, any periodic income or gain from the disposition of any financial instrument for transactions to hedge indebtedness we incurred to acquire or carry "real estate assets" was qualifying income for purposes of the 95 percent gross income test, but not the 75 percent gross income test. To the extent that we hedged in other situations, it is not entirely clear how the income from those transactions should have been treated for the gross income tests. Commencing with our 2005 taxable year, income and gain from "hedging transactions" will be excluded from gross income for purposes of the 95 percent gross income test, but not the 75 percent gross income test. For hedging transactions entered into after July 30, 2008, income and gain from "hedging transactions" will be excluded from gross income for purposes of both the 75 percent and 95 percent gross income tests. For this purpose, a "hedging transaction" means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) for transactions entered into after July 30, 2008, any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75 percent or 95 percent gross income test (or any property which generates such income or gain). We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT under the Code.

              A recent Internal Revenue Service revenue procedure, Revenue Procedure 2009-15, permits us to make taxable distributions of our stock (in lieu of cash) if (i) any such distribution is declared with respect to a taxable year ending on or before December 31, 2009, and (ii) each of our stockholders is permitted to elect to receive its entire entitlement under such declaration in either money or stock of equivalent value subject to a limitation in the amount of money to be distributed in the aggregate; provided that (1) the amount of money that we set aside for distribution is not less than 10 percent of the aggregate distribution so declared, and (2) if too many stockholders elect to receive money, each stockholder electing to receive money will receive a pro rata amount of money corresponding to the stockholder's respective entitlement under the declaration, but in no event will any stockholder electing to receive money receive less than 10 percent of the stockholder's entire entitlement under the declaration in money.

              Capital gain distributions to Non-U.S. Stockholders that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest ("USRPI"), as long as (1) our common stock continues to be treated as being "regularly traded" on an established securities market in the United States and (2) the Non-U.S. Stockholder did not own more than 5 percent of our common stock at any time during the one-year period preceding the distribution. As a result, Non-U.S. Stockholders owning 5 percent or less of our common stock generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our common stock ceases to be regularly traded on an established securities market in the United States or the Non-U.S. Stockholder owned more than 5 percent of our common stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the accompanying prospectus under the section entitled "Material United States Federal Income Tax Considerations—Special Tax Considerations For Non-U.S. Holders." If a Non-U.S. Stockholder owning more than 5 percent of our common stock disposes of such common stock during the 30-day period preceding the ex-dividend date of any dividend payment, and such Non-U.S. Stockholder (or a person related to such Non-U.S. Stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of such 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as USRPI capital gain to such Non-U.S. Stockholder under FIRPTA, then such Non-U.S Stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

              We do not believe that any of the changes to the REIT rules described above will affect our ability to continue to qualify as a REIT.

YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE IMPACT OF THESE CHANGES ON THE ACQUISITION, OWNERSHIP, SALE OR OTHER DISPOSITION OF OUR COMMON STOCK IN LIGHT OF YOUR SPECIFIC TAX AND INVESTMENT SITUATION.

 LEGAL MATTERS

              Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, has passed upon certain Maryland law matters, including the validity of the issuance of the equity securities offered by this prospectus. Seyfarth Shaw LLP, New York, New York, has passed upon certain tax matters, including the qualification and taxation of us as a REIT under the Code. Certain legal matters will be passed on for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

              The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 of Mack-Cali Realty Corporation have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

              The financial statements of Mack-Green-Gale LLC incorporated in this prospectus supplement by reference to Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2008 of Mack-Cali Realty Corporation have been so incorporated in reliance on the report of Cornerstone Accounting Group LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accouting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

              The SEC allows us to "incorporate by reference" certain information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus supplement and information that we file later with the SEC prior to the termination of this offering will automatically update and supersede the information contained in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed "filed" with the SEC. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Exchange Act:

    (1)
    Our Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 2008 as filed with the SEC on February 12, 2009;

    (2)
    Amendment No. 1 to our Annual Report on Form 10-K/A (File No. 1-13274) for the fiscal year ended December 31, 2008 as filed with the SEC on March 6, 2009;

    (3)
    Our Quarterly Report on Form 10-Q (File No. 1-13274) for the fiscal quarter ended March 31, 2009 as filed with the SEC on April 30, 2009;

    (4)
    Our Current Report on Form 8-K (File No. 1-13274), as filed with the SEC on March 20, 2009;

    (5)
    Our definitive proxy statement on Schedule 14A, relating to the annual meeting of stockholders to be held on June 2, 2009, as filed with the SEC on April 17, 2009; and

    (6)
    The description of our common stock and the description of certain provisions of Maryland Law contained in our Registration Statement on Form 8-A dated August 9, 1994 and our Articles of Restatement dated June 11, 2001 and filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 as filed with the SEC on August 9, 2001.

              The accompanying prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. Neither this prospectus supplement nor the accompanying prospectus contains all of the information in the registration statement. You may inspect and copy the registration statement, including exhibits, at the SEC's Public Reference Room or on our website at http://www.mack-cali.com. Information contained on our website is not and should not be deemed a part of this prospectus supplement, the accompanying prospectus or any other report or filing filed with the SEC. Our statements in this prospectus supplement about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

              Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus supplement and the accompanying prospectus. You may obtain documents incorporated by reference in this prospectus supplement and the accompanying prospectus by requesting them in writing or by telephone from:

Mack-Cali Realty Corporation
Attention: Investor Relations
343 Thornall Street
Edison, New Jersey 08837-2206
(732) 590-1000

 WHERE YOU CAN FIND MORE INFORMATION

              We file annual, quarterly and current reports with the Securities and Exchange Commission. You may read and copy any documents filed by us at the Securities and Exchange Commission's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room of the Securities and Exchange Commission by calling the Securities and Exchange Commission at 1-800-SEC-0330. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's website is: http://www.sec.gov. In addition, our common stock is listed on The New York Stock Exchange, and similar information concerning us can be inspected and copied at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, copies of our annual, quarterly, and current reports of may be obtained from our website at http://www.mack-cali.com. The information available on or through our website is not a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

$2,000,000,000

MACK-CALI REALTY CORPORATION

Common Stock, Preferred Stock, Depositary Shares and Warrants

              Mack-Cali Realty Corporation may, from time to time, in one or more series, offer the following securities:

  •
  common stock;

  •
  preferred stock;

  •
  preferred stock represented by depositary shares; or

  •
  warrants to purchase common stock or preferred stock.

              We will describe the terms of any such offering in a supplement to this prospectus. Such prospectus supplement will contain the following information about the offered securities:

  •
  title and amount;

  •
  offering price, underwriting discounts and commissions and our net proceeds;

  •
  any market listing and trading symbol;

  •
  names of lead or managing underwriters and description of underwriting arrangements; and

  •
  the specific terms of the offered securities.

              Our common stock is listed on The New York Stock Exchange under the symbol "CLI."

              You should carefully read and consider (1) the risk factors under Item 1A beginning on page 8 in our Annual Report on Form 10-K for the year ended December 31, 2007, and (2) the discussion of current market conditions under Part I, Item 2 beginning on page 39 in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 for risks relating to investments in our securities.

Our mailing address and telephone number are:
343 Thornall Street
Edison, New Jersey 08837
(732) 590-1000

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2008

              We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

              Unless the context otherwise requires, all references in this prospectus to the "registrant," "we," "us," "our," or "the Company" include Mack-Cali Realty Corporation, a Maryland corporation, and any subsidiaries or other entities controlled by us, including Mack-Cali Realty, L.P., a Delaware limited partnership (the "Operating Partnership"). All references in this prospectus to "Mack-Cali Realty, L.P." or the "Operating Partnership" include Mack-Cali Realty, L.P. and any subsidiaries or other entities that the Operating Partnership owns or controls. All references in this prospectus to "common stock" refer to our common stock, par value $.01 per share. All references in this prospectus to "units" refer to the units of limited partnership interest in the Operating Partnership.

ABOUT THIS PROSPECTUS

              This prospectus is part of an automatic shelf registration statement on Form S-3. Under this shelf registration statement, we may sell, in one or more offerings for total proceeds of up to $2,000,000,000, any combination of common stock, preferred stock, depositary shares or warrants of the Company. This prospectus provides you with a general description of the securities we may offer. If required, each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and those securities. The prospectus supplement may add, update or change information contained in this prospectus. Before you buy any of our securities, it is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

              Certain statements contained or incorporated by reference into this prospectus, including those related to our future operations, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "estimate," "expect," "anticipate," "intend," "plan," "seek" and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this prospectus. Some of the risks, uncertainties and other important factors that may affect future results include, among others:

  •
  changes in the general economic climate and conditions, including those affecting industries in which our principal tenants compete;

  •
  the extent of any tenant bankruptcies or of any early lease terminations;

  •
  our ability to lease or re-lease space at current or anticipated rents;

  •
  changes in the supply of and demand for office, office/flex and industrial/warehouse properties;

  •
  changes in interest rate levels;

  •
  changes in operating costs;

  •
  our ability to obtain adequate insurance, including coverage for terrorist acts;

  •
  the availability of financing;

  •
  changes in government regulation, tax rates and similar matters; and

  •
  other risks associated with the development and acquisition of properties, including risks that the development may not be completed on schedule, that the tenants will not take occupancy or pay rent, or that development or operating costs may be greater than anticipated.

              For further information on factors which could impact us and the statements contained herein, see the "Risk Factors" under Item 1A beginning on page 8 in the Annual Report on Form 10-K of Mack-Cali Realty Corporation for the year ended December 31, 2007 for risks relating to investments in our securities. We assume no obligation to update and supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

AVAILABLE INFORMATION

              We file annual, quarterly and current reports with the Securities and Exchange Commission. You may read and copy any documents filed by us at the Securities and Exchange Commission's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room of the Securities and Exchange Commission by calling the Securities and Exchange Commission at 1-800-SEC-0330. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's web site is: http://www.sec.gov. In addition, our common stock is listed on The New York Stock Exchange, and similar information concerning us can be inspected and copied at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, copies of our annual, quarterly, and current reports of may be obtained from our website at http://www.mack-cali.com. The information available on or through our website is not a part of this prospectus or any prospectus supplement.

              We have filed with the Securities and Exchange Commission an automatic shelf registration statement on Form S-3 (of which this prospectus is a part) under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance please see the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement and such exhibits and schedules which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Securities and Exchange Commission, or from its web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

              In this document, we "incorporate by reference" the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the offering is completed:

    (1)
    Our Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 2007;

    (2)
    Our Quarterly Reports on Form 10-Q (File No. 1-13274) for the fiscal quarters ended March 31, 2008, June 30, 2008, and September 30, 2008;

    (3)
    Our Current Reports on Form 8-K (File No. 1-13274), dated February 14, 2008 (excluding the portions that were "furnished" in accordance with SEC rules), May 1, 2008 (excluding the portions that were "furnished" in accordance with SEC rules), May 22, 2008, July 31, 2008 (excluding the portions that were "furnished" in accordance with SEC rules), October 30, 2008 (excluding the portions that were "furnished" in accordance with SEC rules), November 6, 2008 and November 17, 2008;

    (4)
    Our definitive proxy statement on Schedule 14A, relating to the annual meeting of stockholders held on May 21, 2008, as filed with the SEC on April 18, 2008; and

    (5)
    The description of our common stock and the description of certain provisions of Maryland Law contained in our Registration Statement on Form 8-A dated August 9, 1994 and our Articles of Restatement dated June 11, 2001 and filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

              We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, in writing or by telephoning our executive offices at the address below. Alternatively, copies of these documents may are available on our website at http://www.mack-cali.com.

Mack-Cali Realty Corporation
Attention: Investor Relations
343 Thornall Street
Edison, New Jersey 08837-2206
(732) 590-1000

 INFORMATION ABOUT US

              We are a fully integrated, self-administered and self-managed real estate investment trust, or "REIT." We own and operate a real estate portfolio comprised predominately of Class A office and office/flex properties located primarily in the Northeast, as well as commercial real estate leasing, management, acquisition, development and construction services on an in-house basis. The Operating Partnership is a majority-owned subsidiary of the Company, and the Company is the sole general partner of the Operating Partnership. Substantially all of our interests in our properties are held through, and our operations are conducted through, the Operating Partnership or entities controlled by the Operating Partnership. As of September 30, 2008, the Company was the beneficial owner of approximately 81.6 percent of the outstanding partnership interests of the Operating Partnership.

              As of September 30, 2008, we owned or had interests in 294 properties plus developable land (collectively, the "Properties"). The Properties aggregate approximately 33.7 million square feet, which are comprised of 283 buildings, primarily office and office/flex buildings, totaling approximately 33.3 million square feet (which include 38 buildings, primarily office buildings, aggregating 4.5 million square feet owned by unconsolidated joint ventures in which the Company has investment interests), six industrial/warehouse buildings totaling approximately 387,400 square feet, two retail properties totaling approximately 17,300 square feet, a hotel (which is owned by an unconsolidated joint venture in which the Company has an investment interest) and two parcels of land leased to others. The Properties are located in six states in the Northeast, plus the District of Columbia.

              Our strategy is to be a significant real estate owner and operator in our core, high-barriers-to-entry markets, located in the Northeast. We plan to continue this strategy by expanding through acquisitions and/or development in Northeast markets where we have, or can achieve, similar status. We believe that our Properties have excellent locations and access and are well-maintained and professionally managed.

              The Company's shares of common stock are listed on The New York Stock Exchange under the symbol "CLI." The Company has paid regular quarterly distributions on its common stock since we commenced operations as a REIT in 1994. The Company intends to continue making regular quarterly distributions to the holders of its common stock. Dividends depend upon a variety of factors, and there can be no assurance that distributions will be made in the future.

              The Company was incorporated under the laws of the State of Maryland on May 24, 1994, and the Operating Partnership was formed under the laws of the state of Delaware on May 31, 1994. Our executive offices are located at 343 Thornall Street, Edison, New Jersey 08837, and our telephone number is (732) 590-1000. We have an internet web address at "http://www.mack-cali.com." The information available on or through our website is not a part of this prospectus or any prospectus supplement.

 RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
STOCK DIVIDENDS

              The following table shows our ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

Period	Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Nine Months ended September 30, 2008	1.7	x
Year ended December 31, 2007	1.7	x
Year ended December 31, 2006	1.7	x
Year ended December 31, 2005	1.6	x
Year ended December 31, 2004	1.7	x
Year ended December 31, 2003	2.0	x

              We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of income from continuing operations before minority interest and equity in earnings from unconsolidated joint ventures, plus fixed charges as defined below (excluding capitalized interest and preferred security dividend requirements of consolidated subsidiaries) and distributed income of unconsolidated joint ventures, and, minus the minority interest in income of consolidated subsidiaries that have not incurred fixed charges. Fixed charges consist of interest costs, both expensed and capitalized, amortization of deferred financing costs, the interest portion of ground rents on land leases, and preferred security dividend requirements of consolidated subsidiaries.

USE OF PROCEEDS

              Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, including the development and acquisition of additional properties and other acquisition transactions, the repayment of outstanding debt and improvements to properties in our portfolio. As required by the terms of the limited partnership agreement of the Operating Partnership, we must invest the net proceeds of any sale of our common stock or preferred stock in the Operating Partnership in exchange for additional units of limited partnership interest.

DESCRIPTION OF COMMON STOCK

              The following description of our common stock in this prospectus contains the general terms and provisions of our common stock. The particular terms of any offering of our common stock will be described in a prospectus supplement relating to such offering. The prospectus supplement may provide that our common stock will be issuable upon conversion of preferred stock or upon the exercise of warrants to purchase our common stock. The statements below describing our common stock are subject to and qualified by, the applicable provisions of our charter and bylaws.

General

              We are authorized under our charter to issue 190,000,000 shares of our common stock. Each outstanding share of common stock entitles the holder to one vote on all matters presented to stockholders for a vote. Holders of common stock have no preemptive or cumulative voting rights. At November 14, 2008, 65,881,489 shares of our common stock were issued and outstanding. Our common stock currently is listed for trading on the New York Stock Exchange under the symbol "CLI."

              All shares of common stock to be outstanding following this offering will be duly authorized, validly issued, fully paid and non-assessable. We may pay dividends to the holders of our common stock if and when declared by our board of directors out of legally available funds. We intend to continue to pay quarterly dividends on our common stock. Dividends depend on a variety of factors, and there can be no assurances that distributions will be made in the future.

              Under Maryland law, stockholders generally are not liable for our debts or obligations. If we are liquidated, subject to the right of any holders of preferred stock to receive preferential distributions, each outstanding share of common stock will participate pro rata in any assets remaining after our payment of, or adequate provision for, all of our known debts and liabilities, including debts and liabilities arising out of our status as general partner of Mack-Cali Realty, L.P. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights, subject to the ownership limits set forth in our charter or as permitted by our board of directors.

Ownership Limitations and Restrictions on Transfer

              Generally, our charter provides that no person may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Internal Revenue Code of 1986, as amended (the "Code"), more than 9.8% of our issued and outstanding capital stock. In addition, our charter and bylaws contain provisions that would have the effect of delaying, deferring or preventing a change in control. See "Certain Provisions of Maryland Law and our Charter and Bylaws."

              In order for us to maintain our REIT qualification under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year, and at least 100 persons must beneficially own our outstanding capital stock for at least 335 days per 12 month taxable year, or during a proportionate part of a taxable year of less than 12 months. To help ensure that we meet these tests, our charter provides that no holder may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Code, more than 9.8% of our issued and outstanding capital stock. Our board of directors may waive this ownership limit if it receives evidence that ownership in excess of the limit will not jeopardize our REIT status under the Code.

              The ownership limitations and restrictions on transfer will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT under the Code.

              All certificates representing shares of common stock and preferred stock will bear a legend referring to the restrictions described above.

              If you beneficially own more than 5% of our outstanding capital stock, you must file a written response to our request for stock ownership information, which we will mail to you no later than January 30th of each year. This notice should contain your name and address, the number of shares of each class or series of stock you beneficially own and a description of how you hold the shares. In addition, you must disclose to us in writing any additional information we request in order to determine the effect of your ownership of such shares on our status as a REIT under the Code.

              These ownership limitations could have the effect of precluding a third party from obtaining control over us unless our board of directors and our stockholders determine that maintaining REIT status is no longer desirable.

Operating Partnership Agreement

              The partnership agreement of Mack-Cali Realty, L.P. requires that the consent of the holders of at least 85% of Mack-Cali Realty, L.P.'s partnership units is required:

  •
  to merge (or permit the merger of) Mack-Cali Realty, L.P. with another unrelated entity, unless Mack-Cali Realty, L.P. shall be the surviving entity in such merger;

  •
  to dissolve, liquidate, or wind-up Mack-Cali Realty, L.P.; or

  •
  to convey or otherwise transfer all or substantially all of the assets of Mack-Cali Realty, L.P.

As of September 30, 2008, we, as general partner of Mack-Cali Realty, L.P., held approximately 81.6% of the outstanding partnership units of Mack-Cali Realty, L.P. Consequently, approval of any of the foregoing transactions would require the consent of some of the limited partners of Mack-Cali Realty, L.P.

              The partnership agreement also contains provisions restricting us from engaging in a merger or sale of substantially all of our assets, unless such transaction was one where all of the limited partners received for each partnership unit, an amount of cash, securities, or other property equal to the number of shares of common stock into which such partnership unit is convertible multiplied by the greatest amount of cash, securities or other property paid to a holder of one share of common stock in consideration of one share of common stock. However, if, in connection with a merger or sale of substantially all of our assets, a purchase, tender or exchange offer was made to all of the outstanding common stockholders, each partnership unit holder would receive the greatest amount of cash, securities, or other property which such partnership unit holder would have received had it exercised its redemption rights and received common stock in exchange for its partnership units immediately before such purchase, tender or exchange offer expires.

              We may merge with another entity, without any of the restrictions identified in the immediately preceding paragraph, so long as each of the following requirements are satisfied:

  •
  after a merger, substantially all of the assets owned by the surviving entity, other than partnership units we hold, are owned by Mack-Cali Realty, L.P. or another limited partnership or limited liability company which is the survivor of a merger with Mack-Cali Realty, L.P.;

  •
  the limited partners own a percentage interest of the surviving partnership based on the fair market value of the net assets of Mack-Cali Realty, L.P. and the fair market value of the other net assets of the surviving partnership before the transaction;

  •
  the rights, preferences and privileges of the limited partners in the surviving partnership are at least as favorable as those in effect before the transaction; and

  •
  such rights of the limited partners include the right to exchange their interests in the surviving partnership for at least one of: (A) the consideration available to such limited partners, or (B) if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities and the common stock.

Redemption Rights

              Certain individuals who received common units in Mack-Cali Realty, L.P. have the right to have their common units redeemed for cash, based upon the fair market value of an equivalent number of shares of our common stock at the time of such redemption, or, at our election, shares of our common stock, on a one-for-one basis. However, we may not pay for such redemption with shares of common stock if, after giving effect to such redemption, any person would beneficially or constructively own shares in excess of the ownership limit described in "Ownership Limitations and Restrictions on Transfer." As of November 14, 2008, the limited partners of Mack-Cali Realty, L.P. owned 14,851,845 common units, which can be redeemed for an equal number of shares of our common stock.

Stockholder Rights Plan

              On June 10, 1999, our board of directors adopted a stockholder rights plan and declared a distribution of one preferred share purchase right for each outstanding share of common stock. Each right entitles the holder, once the right becomes exercisable, to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock. We issued these rights on July 6, 1999 to each stockholder of record on such date, and these rights attach to shares of common stock subsequently issued. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors and could, therefore, have the effect of delaying or preventing someone from taking control of us, even if a change of control were in the best interest of our stockholders.

              Holders of our preferred share purchase rights are generally entitled to purchase from us one one-thousandth of a share of Series A preferred stock at a price of $100.00, subject to adjustment as provided in the Stockholder Rights Agreement. These preferred share purchase rights will generally be exercisable only if a person or group becomes the beneficial owner of 15% or more of our outstanding common stock or announces a tender offer for 15% or more of our outstanding common stock, excluding certain affiliated groups who may have been deemed to own 15% or more of our outstanding common stock as of the date such preferred share purchase rights were issued. Each holder of a preferred share purchase right will have the right to receive, upon exercise, shares of our common stock having a market value equal to two times the purchase price paid for one one-thousandth of a share of Series A preferred stock. The preferred share purchase rights expire on July 6, 2009, unless we extend the expiration date or in certain limited circumstances, we redeem or exchange such rights prior to such date.

Transfer Agent

              The transfer agent for our common stock is:

        Computershare Trust Company, N.A.
        P.O. Box 43078
        Providence, Rhode Island 02940-3078
        1-800-317-4445
         www.computershare.com/investor

DESCRIPTION OF PREFERRED STOCK

              The following description of our preferred stock in this prospectus contains the general terms and provisions of our preferred stock. The particular terms of any offering of preferred stock will be described in a prospectus supplement relating to such offering. The statements below describing our preferred stock are subject to and qualified by, the applicable provisions of our charter, bylaws and any articles supplementary.

General

              We are authorized to issue up to 5,000,000 shares of preferred stock. As of the date of this prospectus, our board of directors has classified the following series of preferred stock:

  •
  8% Series C Cumulative Redeemable Perpetual Preferred Stock, or Series C preferred stock, consisting of 10,000 shares, each having a stated value of $2,500 per share, issued on March 14, 2003 in the form of 1,000,000 depositary shares, each such depositary share representing one one-hundredth of a share of Series C preferred stock, all of which are outstanding; and

  •
  Series A Junior Participating Preferred Stock representing our stockholder rights plan, or "poison pill," issued on July 6, 1999, consisting of 200,000 shares, none of which are outstanding.

              The Series C preferred stock has preference rights with respect to liquidation and distributions over our common stock and the right to cumulative dividends at the annual rate of 8% of the $2,500 stated value per share. Holders of the Series C preferred stock, except under certain limited conditions, will not be entitled to vote on any matters. In the event of a cumulative arrearage equal to six quarterly dividends, holders of the Series C preferred stock will have the right to elect two additional members to serve on our board of directors until dividends have been paid in full. As of the date of this prospectus, there were no dividends in arrears. We may issue unlimited additional preferred stock ranking on a parity with the Series C preferred stock but may not issue any preferred stock senior to the Series C preferred stock without the consent of two-thirds of its holders. As of March 14, 2008, the Series C preferred stock became redeemable at our option, in whole or in part, at $2,500 per share (or $25 per depositary share), plus accrued and unpaid dividends. For a description of our Series A Junior Participating Preferred Stock, please see "Description of Common Stock—Stockholder Rights Plan."

              Under our charter, we may issue shares of preferred stock from time to time, in one or more series, as authorized by our board of directors. Before the issuance of shares of each series, our board of directors is required by Maryland law and our charter to adopt resolutions and file articles supplementary with the State Department of Assessment and Taxation of Maryland, setting forth for each such series: the designation of the series to distinguish it from other series and classes of our stock, the number of shares to be included in the series and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the shares of the series.

              Because our board of directors has the power to establish the terms and conditions of each series of preferred stock, it may afford the holders of any series of preferred stock powers, preferences and rights, voting or otherwise, senior to the rights of holders of shares of our common stock. Our issuance of preferred stock could have the effect of delaying or preventing a change in control.

Terms

              When we issue preferred stock, it will be duly authorized, validly issued, fully paid and non-assessable. The preferred stock will not have any preemptive rights.

              Articles supplementary that will become part of our charter will reflect the specific terms of any new series of preferred stock offered. A prospectus supplement will describe these specific terms, including:

  •
  the title and stated value;

  •
  the number of shares, liquidation preference and offering price;

  •
  the dividend rate, dividend periods and payment dates;

  •
  the date on which dividends begin to accrue or accumulate;

  •
  any auction and remarketing procedures;

  •
  any retirement or sinking fund requirement;

  •
  the price and the terms and conditions of any redemption right;

  •
  any listing on any securities exchange;

  •
  the price and the terms and conditions of any conversion or exchange right;

  •
  whether interests will be represented by depositary shares;

  •
  any voting rights;

  •
  the relative ranking and preferences as to dividends, liquidation, dissolution or winding up;

  •
  any limitations on issuing any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividends, liquidation, dissolution or winding up;

  •
  any limitations on direct or beneficial ownership and restrictions on transfer;

  •
  any U.S. federal income tax considerations, if appropriate; and

  •
  any other specific terms, preferences, rights, limitations or restrictions.

Rank

              Unless otherwise described in the prospectus supplement, the preferred stock will have the following ranking as to dividends, liquidation, dissolution or winding up:

  •
  senior to our common stock and to all other equity securities ranking junior to the preferred stock;

  •
  on a parity with all equity securities issued by us which by their terms rank on a parity with the preferred stock; and

  •
  junior to all equity securities issued by us which by their terms rank senior to the preferred stock.

Dividends

              If declared by our board of directors, preferred stockholders will be entitled to receive cash dividends at the rate set forth in the prospectus supplement. We will pay dividends to stockholders of record on the record date fixed by our board of directors. The prospectus supplement will specify whether dividends on any series of preferred stock are cumulative or non-cumulative. If dividends are cumulative, they will be cumulative from the date set forth in the prospectus supplement. If dividends are non-cumulative and our board of directors does not declare a dividend payable on a dividend payment date, then the holders of that series will have no right to receive a dividend, and we will not be obligated to pay an accrued dividend later for the missed dividend period, whether or not our board of directors declares dividends on the series on any future date.

              If any preferred stock is outstanding, we will not declare or pay dividends on, or redeem, purchase or otherwise acquire any shares of, our common stock or any capital stock ranking junior to a series of preferred stock, other than dividends paid in, or conversions or exchanges for, common stock or other capital stock junior to the preferred stock, unless:

  •
  if the series of preferred stock has cumulative dividends, we have declared and paid full cumulative dividends for all past and current dividend periods or declared and reserved funds for payment before or at the same time as the declaration and payment on the junior series; or

  •
  if the series of preferred stock does not have cumulative dividends, we have declared and paid full dividends for the current dividend period or declared and reserved funds for payment before or at the same time as the declaration and payment on the junior series.

              Unless the prospectus supplement provides otherwise, when we do not pay dividends on shares from more than one series of preferred stock ranking in parity as to dividends in full (or we have not reserved a sufficient sum for full payment), all of these dividends will be declared pro rata so that the amount of dividends declared per share in each series will in all cases bear the same ratio of accrued dividends owed. These pro rata payments per share will not include interest, nor will they include any accumulated unpaid dividends from prior periods if the dividends in question are non-cumulative.

Redemption

              If specified in the prospectus supplement, we will have the right to redeem all or any part of the preferred stock in each series at our option, or the preferred stock will be subject to mandatory redemption.

              If the series of preferred stock is subject to mandatory redemption, the prospectus supplement will specify:

  •
  the number of shares we will redeem in each year;

  •
  the date after which we may or must commence the redemption; and

  •
  the redemption price per share, which will include all accrued and unpaid dividends other than non-cumulative dividends for prior dividend periods.

              Except as otherwise provided in the prospectus supplement, the redemption price may be payable in cash or other property.

              Unless the prospectus supplement provides otherwise, we will not redeem less than all of a series of preferred stock, or purchase or acquire any shares of a series of preferred stock, other than conversions or exchanges for common stock or other capital stock junior to the preferred stock, unless:

  •
  if the series of preferred stock has cumulative dividends, we have declared and paid full cumulative dividends for all past and current dividend periods for this series or declared and reserved funds for payment; or

  •
  if the series of preferred stock does not have cumulative dividends, we have declared and paid full dividends for the current dividend period or declared and reserved funds for payment.

              We may, however, purchase or acquire preferred stock of any series to preserve our status as a REIT under the Code or pursuant to an offer made on the same terms to all holders of preferred stock of that series.

              If we redeem fewer than all outstanding shares of preferred stock of any series, we will determine the number of shares to be redeemed and whether we will redeem shares pro rata by shares held or shares requested to be redeemed or by lot in a manner that we determine.

              We will mail redemption notices at least 30 days, but not more than 60 days, before the redemption date to each holder of record of a series of preferred stock to be redeemed at the address shown on the share transfer books. Each notice will state:

  •
  the redemption date;

  •
  the number of shares and series of the preferred stock to be redeemed;

  •
  the redemption price;

  •
  the place to surrender certificates for payment of the redemption price;

  •
  that dividends on the shares redeemed will cease to accrue on the redemption date; and

  •
  the date upon which any conversion rights will terminate.

              If we redeem fewer than all outstanding shares of a series of preferred stock, the notice also will specify the number of shares we will redeem from each holder. If we give notice of redemption and have set aside sufficient funds necessary for the redemption in trust for the benefit of stock we will redeem, then dividends will thereafter cease to accrue and all rights of the holders of the shares will terminate, except the right to receive the redemption price.

Liquidation Preference

              If we liquidate, dissolve or wind up our affairs, then holders of each series of preferred stock will receive out of our legally available assets a liquidating distribution in the amount of the liquidation preference per share for that series as specified in the prospectus supplement, plus an amount equal to all dividends accrued and unpaid, but not including amounts from prior periods for non-cumulative dividends, before we make any distributions to holders of our common stock or any other capital stock ranking junior to the preferred stock. Once holders of outstanding preferred stock receive their respective liquidating distributions, they will have no right or claim to any of our remaining assets. In the event that our assets are not sufficient to pay the full liquidating distributions to the holders of all outstanding preferred stock and all other classes or series of its capital stock ranking on a parity with our preferred stock, then we will distribute our assets to those holders in proportion to the full liquidating distributions to which they would otherwise have received.

              After we have paid liquidating distributions in full to all holders of our preferred stock, we will distribute our remaining assets among holders of any other capital stock ranking junior to the preferred stock according to their respective rights and preferences and number of shares. For this purpose, our consolidation or merger with any other corporation or entity, or a sale of all or substantially all of our property or business, does not constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

              Holders of preferred stock will not have any voting rights, except as set forth below or otherwise set forth in the prospectus supplement.

              Unless the prospectus supplement provides otherwise, whenever we have not paid dividends on any shares of preferred stock for six or more consecutive quarterly periods, the holders of such shares may vote, separately as a class with all other series of preferred stock on which we have not paid dividends, for the election of two additional directors to our board of directors. In this event, our board of directors will be increased by two directors. The holders of a series of preferred stock on which we have not paid dividends may vote for the additional directors at our next annual meeting of stockholders and at each subsequent annual meeting until:

  •
  if the series of preferred stock has a cumulative dividend, we have fully paid all unpaid dividends on the shares for the past dividend periods and the then current dividend period, or we have declared the unpaid dividends and set apart a sufficient sum for their payment; or

  •
  if the series of preferred stock does not have a cumulative dividend, we have fully paid four consecutive quarterly dividends, or we have declared the dividends and set apart a sufficient sum for their payment.

              Unless the prospectus supplement provides otherwise, we cannot take any of the following actions without the affirmative vote of holders of at least two-thirds of the outstanding shares of each series of preferred stock:

  •
  authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to the series of preferred stock as to dividends or liquidation distributions;

  •
  reclassify any authorized capital stock into shares ranking senior to the series of preferred stock as to dividends or liquidation distributions;

  •
  issue any obligation or security convertible into or evidencing the right to purchase any share ranking senior to the series of preferred stock as to dividends or liquidation distributions; or

  •
  amend, alter or repeal any provision of our charter in a manner that materially and adversely affects any right, preference, privilege or voting power of the preferred stock.

              For these purposes, the following events do not materially and adversely affect a series of preferred stock, unless otherwise provided in an applicable prospectus supplement:

  •
  an increase in the amount of the authorized shares of preferred stock;

  •
  the creation or issuance of any other series of preferred stock ranking the same as or junior to such series as to dividends and liquidation distributions; or

  •
  an increase in the amount of authorized shares of the series of preferred stock or any other series of preferred stock ranking the same as or junior to such series as to dividends and liquidation distributions.

              The holders of a series of preferred stock will have such voting rights as provided for in the articles supplementary establishing any such series of preferred stock and as described in the applicable prospectus supplement, however, if we redeem or call for redemption all outstanding shares of a series and deposit sufficient funds in a trust to effect the redemption on or before the occurrence of the act requiring the vote, such holders of a series of preferred stock will have no voting rights.

Conversion Rights

              If any series of preferred stock is convertible into common stock, the prospectus supplement will describe the following terms:

  •
  the number of shares of common stock into which the shares of preferred stock are convertible;

  •
  the conversion price or manner by which we will calculate the conversion price;

  •
  the conversion period;

  •
  whether conversion will be at our option or the option of the holders of the preferred stock;

  •
  any events requiring an adjustment of the conversion price; and

  •
  provisions affecting conversion in the event of the redemption of the series of preferred stock.

Ownership Limitations and Restrictions on Transfer

              As further discussed under "Description of Common Stock—Ownership Limitations and Restrictions on Transfer," in order for us to maintain our REIT qualification under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year. As a result, our charter provides that no person may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Code, more than 9.8% of our issued and outstanding shares of capital stock. Accordingly, the articles supplementary designating the terms of each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The prospectus supplement will specify any additional ownership limitations and restrictions on transfer relating to a series of preferred stock. Our board of directors may waive this ownership limit if it receives evidence that ownership in excess of the limit will not jeopardize our REIT status under the Code.

              These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some shares of our capital stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Stockholder Liability

              Maryland law provides that none of our stockholders, including holders of preferred stock, will be personally liable for our acts and obligations and that our funds and property are the only recourse for our acts or obligations.

Transfer Agent

              The prospectus supplement will identify the transfer agent for the preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

              The following description of our depositary shares in this prospectus contains the general terms and provisions of the depositary shares. The particular terms of any offering of depositary shares will be described in a prospectus supplement relating to such offering. The statements below describing the depositary shares are subject to and qualified by, the applicable provisions of our charter, bylaws and any articles supplementary.

General

              We may offer and sell depositary shares, each of which would represent a fractional interest of a share of a particular series of preferred stock. We will issue shares of preferred stock to be represented by depositary shares and deposit such shares of preferred stock with a preferred stock depositary under a separate deposit agreement among us, a preferred stock depositary and the holders of the depositary shares. Subject to the terms of the deposit agreement and as further set forth in an applicable prospectus supplement, each owner of a depositary share will possess, in proportion to the fractional interest of a share of preferred stock represented by the depositary share, all the rights and preferences of the preferred stock represented by the depositary shares.

              As of the date of this prospectus, our board of directors has issued 1,000,000 depositary shares, each having a stated value of $25 per depositary share and each depositary share representing one one-hundredth of a share of our 8% Series C preferred stock issued on March 14, 2003, all of which are outstanding. For more information on our Series C preferred stock, See "Description of Preferred Stock—General."

              Depositary receipts will evidence the depositary shares issued pursuant to the deposit agreement. Immediately after we issue and deliver preferred stock to a preferred stock depositary, the preferred stock depositary will issue the depositary receipts.

Dividends and Other Distributions

              The preferred stock depositary will distribute all cash dividends on the preferred stock to the record holders of the depositary shares. Holders of depositary shares generally must file proofs, certificates and other information and pay charges and expenses of the preferred stock depositary in connection with distributions.

              Unless otherwise provided in the deposit agreement or an applicable prospectus supplement, if a distribution on the preferred stock is other than in cash and it is feasible for the preferred stock depositary to distribute the property it receives, the preferred stock depositary will distribute the property to the record holders of the depositary shares. If such a distribution is not feasible and we approve, the preferred stock depositary may sell the property and distribute the net proceeds from the sale to the record holders of the depositary shares.

              No distribution will be made on any depositary share to the extent that it represents any class or series of preferred stock that has been converted or exchanged.

Withdrawal of Stock

              Unless we have previously called the depositary shares for redemption or the holder of the depositary shares has converted such shares and unless otherwise provided in an applicable prospectus supplement, a holder of depositary shares may surrender them at the corporate trust office of the preferred stock depositary in exchange for whole or fractional shares of the underlying preferred stock together with any money or other property represented by the depositary shares. Once a holder has exchanged the depositary shares, the holder may not redeposit the preferred shares and receive depositary shares again. If a depositary receipt presented for exchange into preferred stock represents more shares of preferred stock than the number to be withdrawn, the preferred stock depositary will deliver a new depositary receipt for the excess number of depositary shares.

Redemption of Depositary Shares

              Unless otherwise provided in an applicable prospectus supplement, whenever we redeem shares of preferred stock held by a depositary, the depositary will redeem the corresponding amount of depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and any other amounts payable with respect to the preferred stock. If we intend to redeem fewer than all of the depositary shares, we and the preferred stock depositary will select the depositary shares to be redeemed as nearly pro rata as practicable without creating fractional depositary shares or by any other equitable method that we determine preserves our REIT status.

              On the redemption date:

  •
  all dividends relating to the shares of preferred stock called for redemption will cease to accrue;

  •
  we and the preferred stock depositary will no longer deem the depositary shares called for redemption to be outstanding; and

  •
  all rights of the holders of the depositary shares called for redemption will cease, except the right to receive any money payable upon redemption and any money or other property to which the holders of the depositary shares are entitled upon redemption.

Voting of the Preferred Stock

              When a preferred stock depositary receives notice regarding a meeting at which the holders of the underlying preferred stock have the right to vote, it will mail that information to the holders of the depositary shares. Each record holder of depositary shares on the record date may then instruct the preferred stock depositary to exercise its voting rights for the amount of preferred stock represented by that holder's depositary shares. The preferred stock depositary will vote in accordance with these instructions. The preferred stock depositary will abstain from voting to the extent it does not receive specific instructions from the holders of depositary shares. A preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote, as long as any action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

Liquidation Preference

              In the event of our liquidation, dissolution or winding up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying preferred stock represented by the depositary share, as described in the applicable prospectus supplement.

Conversion of Preferred Stock

              Depositary shares will not themselves be convertible into common stock or any other of our securities or property, except in connection with preserving our status as a REIT under the Code, unless otherwise provided in an applicable prospectus supplement. However, if the underlying preferred stock is convertible, as described in the applicable prospectus supplement, holders of depositary shares may surrender them to the preferred stock depositary with written instructions to convert the preferred stock represented by their depositary shares into whole shares of common stock, other shares of our preferred stock or other shares of stock, as applicable. Upon receipt of these instructions and any amounts payable in connection with a conversion, we will convert the preferred stock using the same procedures as those provided for delivery of preferred stock. If a holder of depositary shares converts only part of its depositary shares, the preferred stock depositary will issue a new depositary receipt for any depositary shares not converted. We will not issue fractional shares of common stock upon conversion. If a conversion will result in the issuance of a fractional share, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

              Unless otherwise provided in an applicable prospectus supplement, we and the preferred stock depositary may amend any form of depositary receipt evidencing depositary shares and any provision of a deposit agreement. However, unless the existing holders of at least two-thirds of the applicable depositary shares then outstanding have approved the amendment, or unless otherwise provided in an applicable prospectus supplement, we and the preferred stock depositary may not make any amendment that:

  •
  would materially and adversely alter the rights of the holders of depositary shares; or

  •
  would be materially and adversely inconsistent with the rights granted to the holders of the underlying preferred stock.

              Subject to exceptions in the deposit agreements and unless otherwise provided in an applicable prospectus supplement, and except in order to comply with the law, no amendment may impair the right of any holder of depositary shares to surrender their depositary shares with instructions to deliver the underlying preferred stock and all money and other property represented by the depositary shares. Every holder of outstanding depositary shares at the time any amendment becomes effective who continues to hold the depositary shares will be deemed to consent and agree to the amendment and to be bound by the amended deposit agreement.

              Unless otherwise provided in an applicable prospectus supplement, we may terminate a deposit agreement upon not less than 30 days' prior written notice to the preferred stock depositary if the termination is necessary to preserve our status as a REIT under the Code. If we terminate a deposit agreement to preserve our status as a REIT under the Code, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange.

              In addition, a deposit agreement will automatically terminate if:

  •
  we have redeemed all outstanding depositary shares subject to the agreement;

  •
  a final distribution of the underlying preferred stock in connection with any liquidation, dissolution or winding up has occurred, and the preferred stock depositary has distributed the distribution to the holders of the depositary shares; or

  •
  each share of the underlying preferred stock has been converted into other of our capital stock not represented by depositary shares or has been exchanged for debt securities.

Charges of a Preferred Stock Depositary

              We will pay all transfer and other taxes and governmental charges arising out of a deposit agreement. In addition, we generally will pay the fees and expenses of a preferred stock depositary in connection with the performance of its duties. However, holders of depositary shares will pay the fees and expenses of a preferred stock depositary for any duties requested by the holders that the deposit agreement does not expressly require the preferred stock depositary to perform.

Resignation and Removal of Preferred Stock Depositary

              A preferred stock depositary may resign at any time by delivering to us notice of its election to resign. We also may remove a preferred stock depositary at any time. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary. We will appoint a successor preferred stock depositary within 60 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and have a combined capital and surplus of at least the amount set forth in the deposit agreement.

Miscellaneous

              The preferred stock depositary will forward to the holders of depositary shares any reports and communications from us with respect to the underlying preferred stock.

              We and the preferred stock depositary will not be liable if any law or any circumstances beyond our control prevent or delay us from performing our obligations under a deposit agreement. Unless otherwise provided in an applicable prospectus supplement, our obligations and the obligations of a preferred stock depositary under a deposit agreement will be limited to performing duties in good faith and without negligence in regard to voting of preferred stock, gross negligence or willful misconduct. We and a preferred stock depositary may not be required to prosecute or defend any legal proceeding with respect to any depositary shares or the underlying preferred stock unless we are furnished with satisfactory indemnity.

              We and any preferred stock depositary may rely on the written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary shares or other persons we believe in good faith to be competent, and on documents we believe in good faith to be genuine and signed by a proper party.

Ownership Limitations and Restrictions on Transfer

              As further discussed under "Description of Common Stock—Ownership Limitations and Restrictions on Transfer," in order for us to maintain our REIT qualification under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year. As a result, our charter provides that no person may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Code, more than 9.8% of our issued and outstanding shares of capital stock. Accordingly, the articles supplementary designating the terms of each series of preferred stock and the deposit agreement under which any depositary shares representing such series are issued may contain provisions restricting the ownership and transfer of the depositary shares representing a fractional interest in a series of preferred stock. The prospectus supplement will specify any additional ownership limitations and restrictions on transfer relating to any depositary shares. Our board of directors may waive this ownership limit if it receives evidence that ownership in excess of the limit will not jeopardize our REIT status under the Code.

              These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some shares of our capital stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Depositary

              The prospectus supplement will identify the preferred stock depositary for the depositary shares.

DESCRIPTION OF WARRANTS

              The following description of our warrants for the purchase of preferred stock or common stock in this prospectus contains the general terms and provisions of the warrants. The particular terms of any offering of warrants will be described in a prospectus supplement relating to such offering. The statements below describing the warrants are subject to and qualified by, the applicable provisions of our charter, bylaws and articles supplementary.

General

              We may issue warrants for the purchase of our preferred stock or common stock. We may issue warrants independently or together with any of our securities, and warrants also may be attached to our securities or independent of them. We will issue series of warrants under a separate warrant agreement between us and a specified warrant agent described in the prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Terms

              A prospectus supplement will describe the specific terms of any warrants that we issue or offer, including:

  •
  the title of the warrants;

  •
  the aggregate number of warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the currencies in which the price or prices of the warrants may be payable;

  •
  the designation, amount and terms of our capital stock purchasable upon exercise of the warrants;

  •
  the designation and terms of our other securities, if any, that may be issued in connection with the warrants, and the number of warrants issued with each corresponding security;

  •
  if applicable, the date that the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

  •
  the prices and currencies for which the securities purchasable upon exercise of the warrants may be purchased;

  •
  the date that the warrants may first be exercised;

  •
  the date that the warrants expire;

  •
  the minimum or maximum amount of warrants that may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  a discussion of certain federal income tax considerations; and

  •
  any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Ownership Limitations and Restrictions on Transfer

              As further discussed under "Description of Common Stock—Ownership Limitations and Restrictions on Transfer," in order for us to maintain our REIT qualification under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year. As a result, our charter provides that no person may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Code, more than 9.8% of our issued and outstanding shares of capital stock. Our board of directors may waive this ownership limit if it receives evidence that ownership in excess of the limit will not jeopardize our REIT status under the Code.

              These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some shares of our capital stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

 PLAN OF DISTRIBUTION

              We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation;

  •
  directly to purchasers;

  •
  to or through underwriters or dealers;

  •
  through agents; or

  •
  through a combination of any of these methods.

              A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

              In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

  •
  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

  •
  privately negotiated transactions.

              We may also enter into hedging transactions. For example, we may:

  •
  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

  •
  sell securities short and redeliver such shares to close out our short positions;

  •
  enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

  •
  loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

              In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

              A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

  •
  the terms of the offering;

  •
  the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

  •
  the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

  •
  any delayed delivery arrangements;

  •
  any initial public offering price;

  •
  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange on which the securities may be listed.

              The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale, including in "at the market offerings" within the meaning of Rule 415(a)(4) of the Securities Act;

  •
  at prices related to the prevailing market prices; or

  •
  at negotiated prices.

General

              Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or re-allowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

              If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

              Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

              We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

              In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

              We may sell the offered securities to dealers as principals. We may negotiate and pay dealers' commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

              We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

              We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

              We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

              We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

              There is currently no market for any of the offered securities other than the common stock, which is listed on the New York Stock Exchange. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock, warrants or other securities issued pursuant to the registration statement of which this prospectus forms a part on any securities exchange; any such listing will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

              In connection with any offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

              In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

CERTAIN PROVISIONS OF MARYLAND LAW
AND OUR CHARTER AND BYLAWS

              The following description is a summary of certain provisions of Maryland law and of our charter and bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of our charter and bylaws which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the Maryland General Corporation Law.

Board of Directors

              Number; Vacancies.    Our bylaws provide that the number of our directors shall be established by the board of directors but shall never be less than the minimum number required by the Maryland General Corporation Law (which is one) nor more than fifteen. We have also, in our bylaws, elected to be subject to certain provisions of Maryland law which vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, to fill vacancies on the board regardless of the reason for such vacancies. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or our charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than until the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualifies.

              Classified Board.    Pursuant to our charter, the directors are divided into three classes. Each class of directors serves a staggered three-year term, such that the term of one class of directors expires each year. As the term of each class expires, stockholders will elect directors in that class for a term of three years. Our directors serve for the terms for which they are elected and until their successors are duly elected and qualified.

              Removal of Directors.    Our charter provides that directors may be removed from office only for cause and only by the affirmative vote of at least two-thirds of all votes entitled to be cast by our stockholders generally in the election of directors. Neither the Maryland General Corporation Law nor our charter define the term "cause." As a result, removal for "cause" is subject to Maryland common law and to judicial interpretation and review in the context of the facts and circumstances of any particular situation.

              The staggered terms of our directors, the requirement of cause and a substantial stockholder vote for removal of any of our directors, and the exclusive right of the remaining directors to fill vacancies on the board make it more difficult for a third party to gain control of our board of directors and may discourage offers to acquire us even when an acquisition may be in the best interest of our stockholders.

Maryland Business Combination Act

              Under the Maryland Business Combination Act, unless an exemption applies, any "business combination" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder is prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations generally include mergers, consolidations, share exchanges, or, in circumstances specified in the statute, asset transfers or issuances or reclassifications of equity securities. An interested stockholder is defined as:

  •
  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding shares; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

              A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. In approving such a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

              After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

  •
  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

              These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under the Maryland Business Combination Act, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

              The statute permits various exemptions from its provisions, including business combinations with an interested stockholder that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has exempted from the Maryland Business Combination Act, business combinations between certain affiliated individuals and entities and us. However, unless our board of directors adopts further exemptions, the provisions of the Maryland Business Combination Act will be applicable to business combinations between other persons and us.

Maryland Control Share Acquisition Act

              The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

              Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

              A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

              If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

              The Maryland Control Share Acquisition Act does not apply to

  •
  shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

  •
  acquisitions approved or exempted by the charter or bylaws of the corporation.

              Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any acquisitions of shares by certain affiliated individuals and entities, any of our directors, officers or employees and any person approved by our board of directors prior to the acquisition by such person of control shares. Any control shares acquired in a control share acquisition which are not exempt under the foregoing provision of our bylaws will be subject to the Maryland Control Share Acquisition Act.

Limitation of Liability and Indemnification of Directors and Officers

              As permitted by the Maryland General Corporation Law, our charter contains a provision limiting the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law. Under Maryland law, the liability of our directors and officers may be limited except to the extent that:

  •
  it is proved that the director or officer actually received an improper benefit in money, property or services; or

  •
  a judgment or other final adjudication was entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

              We are authorized under our charter, and obligated under our bylaws and existing indemnification agreements, to indemnify our present and former directors or officers against expense or liability in an action to the fullest extent permitted by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party because of their service as an officer, director or other similar capacity. However, Maryland law prohibits indemnification if it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

              Also, under Maryland law, a Maryland corporation may not provide indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification, and then only for expenses.

              In addition to the circumstances in which Maryland law permits a corporation to indemnify its directors and officers, Maryland law requires that unless limited by the charter of the corporation, a director or officer who has been successful on the merits or otherwise in the defense of any proceeding or in the defense of any claim, issue or matter in a proceeding, to which he is made a party by reason of his services as a director or officer, shall be indemnified against reasonable expenses incurred by him in connection with the proceeding, claim, issue or matter in which the director or officer has been successful. Our charter does not alter this requirement.

              We also maintain a policy of directors and officers liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

              The above indemnification provisions could operate to indemnify directors, officers or other persons who exert control over us against liabilities arising under the Securities Act, as amended. Insofar as the above provisions may allow that type of indemnification, the Securities and Exchange Commission has informed us that, in their opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Amendment of Charter and Bylaws

              Our charter may generally be amended only if such amendment is declared advisable by our board of directors and approved by our stockholders by the affirmative vote of at least a majority of all votes entitled to be cast by our stockholders on the amendment. However, any amendment to the provisions in our charter relating to the removal of directors requires approval by our stockholders by the affirmative vote of not less than two-thirds of all votes entitled to be cast.

              Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Mergers, Share Exchanges, Transfers of Assets

              Pursuant to our charter and Maryland law, with certain exceptions we cannot engage in a merger or consolidation, enter into a statutory share exchange in which we are not the surviving entity or sell all or substantially all of our assets, unless our board of directors adopts a resolution declaring the proposed transaction advisable, and the transaction is approved by our stockholders by the affirmative vote of a majority of all votes entitled to be cast. In addition, the partnership agreement of

Mack-Cali Realty, L.P. limits our ability to merge or sell substantially all of our assets under certain circumstances. See "Description of Common Stock—Operating Partnership Agreement."

Dissolution of the Company

              We may be dissolved only if the dissolution is declared advisable by a majority of the entire board of directors and approved by our stockholders by the affirmative vote of a majority of all votes entitled to be cast on the dissolution.

Advance Notice of Director Nominations and New Business

              Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by, or at the direction of, the board of directors; or

  •
  by any stockholder of the Company who was a stockholder of record both as of the time notice of such nomination or proposal of business is given by the stockholder as set forth in our bylaws and as of the time of the annual meeting in question, who is entitled to vote at such annual meeting and who complies with the advance notice procedures set forth in our bylaws.

              Any stockholder who seeks to make such a nomination or to bring any matter before an annual meeting, or his representative, must be present in person at the annual meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law, Our Charter, Bylaws and Stockholder Rights Plan

              The Maryland Business Combination Act, the Maryland Control Share Acquisition Act, the advance notice provisions of our bylaws, the provisions of our charter on classification of our board of directors and removal of directors and certain other provisions of Maryland law and our charter and bylaws could delay, defer or prevent a transaction or our change in control which might involve a premium price for holders of shares of our capital stock or otherwise be in their best interest. In addition, our stockholder rights plan may also prevent or diminish any such premium price for holders of shares of our capital stock or otherwise be in their best interest that would result from a transaction or our change in control. See "Description of Common Stock—Stockholder Rights Plan."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

              The following discussion describes certain of the material U.S. federal income tax considerations relating to our taxation as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and the ownership and disposition of our common stock.

              If we offer one or more additional series of common stock or preferred stock (including stock represented by depositary shares), guaranties of debt securities issued by Mack-Cali Realty, L.P. or one or more series of warrants to purchase common stock or preferred stock, the prospectus supplement would include information about certain material U.S. federal income tax consequences to holders of any of the foregoing.

              Because this summary is only intended to address certain of the material U.S. federal income tax considerations relating to the ownership and disposition of our common stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

  •
  the tax consequences to you may vary depending on your particular tax situation;

  •
  you may be a person that is subject to special tax treatment or special rules under the Code (e.g., regulated investment companies, insurance companies, tax-exempt entities, financial institutions or broker-dealers, expatriates, persons subject to the alternative minimum tax and partnerships, trusts, estates or other pass through entities) that the discussion below does not address;

  •
  the discussion below does not address any state, local or non-U.S. tax considerations; and

  •
  the discussion below deals only with stockholders that hold our common stock as a "capital asset," within the meaning of Section 1221 of the Code.

              We urge you to consult with your own tax advisors regarding the specific tax consequences to you of acquiring, owning and selling our common stock, including the federal, state, local and foreign tax consequences of acquiring, owning and selling our common stock in your particular circumstances and potential changes in applicable laws or interpretations thereof.

              The information in this section is based on the Code, final, temporary and proposed Treasury Regulations promulgated thereunder, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS") (including in private letter rulings and other non-binding guidance issued by the IRS), as well as court decisions all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law, or that any such change would not apply retroactively to transactions or events preceding the date of the change. We have not obtained, and do not intend to obtain, any rulings from the IRS concerning the U.S. federal income tax treatment of the matters discussed below. Furthermore, neither the IRS nor any court is bound by any of the statements set forth herein and no assurance can be given that the IRS will not assert any position contrary to statements set forth herein or that a court will not sustain such position.

Taxation of the Company as a REIT

              Seyfarth Shaw LLP, which has acted as our tax counsel, has reviewed the following discussion and is of the opinion that it fairly summarizes the material U.S. federal income tax considerations relevant to our status as a REIT under the Code. The following summary of certain U.S. federal income tax considerations is based on current law, is for general information only, and is not intended to be (and is not) tax advice.

              It is the opinion of Seyfarth Shaw LLP that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, commencing with our initial taxable year ended December 31, 1994, through and including our taxable year ended December 31, 2007, and that our current method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. We must emphasize that this opinion of Seyfarth Shaw is based on various assumptions and certain representations made by our officers and our accountants as to factual matters and is conditioned upon such assumptions and representations being accurate and complete. Seyfarth Shaw LLP is not aware of any facts or circumstances that are not consistent with these representations and assumptions. Potential purchasers of the securities should be aware, however, that opinions of counsel are not binding upon the IRS or any court. In general, our qualification and taxation as a REIT depends upon our ability to satisfy, through actual operating results, distribution, diversity of stock ownership, and other requirements imposed under the Code, none of which has been, or will be, reviewed by Seyfarth Shaw LLP. Accordingly, while we intend to continue to qualify to be taxed as a REIT under the Code no assurance can be given that the actual results of our operations for any particular taxable year has satisfied, or will satisfy, the requirements for REIT qualification.

              Commencing with our taxable year ended December 31, 1994, we have elected to be taxed as a REIT under the Code. We believe that commencing with our taxable year ended December 31, 1994, and for all of our subsequent taxable years through and including our taxable year ended December 31, 2007, we have been organized and have operated in such a manner so as to qualify as a REIT under the Code, and we intend to continue to operate in such a manner. However, we cannot assure you that we will, in fact, continue to operate in such a manner or continue to so qualify as a REIT under the Code.

              If we qualify for taxation as a REIT under the Code, we generally will not be subject to a corporate-level tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates the "double taxation" (i.e., a corporate-level and stockholder-level tax) that generally results from investment in a regular subchapter C corporation. However, we will be subject to U.S. federal income tax as follows:

  •
  First, we would be taxed at regular corporate rates on any of our undistributed REIT taxable income, including our undistributed net capital gains (although, to the extent so designated by us, stockholders would receive an offsetting credit against their own U.S. federal income tax liability for U.S. federal income taxes paid by us with respect to any such gains).

  •
  Second, under certain circumstances, we may be subject to the "corporate alternative minimum tax" on our items of tax preference.

  •
  Third, if we have (a) net income from the sale or other disposition of "foreclosure property," which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

  •
  Fourth, if we have net income from prohibited transactions such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

  •
  Fifth, if we should fail to satisfy the annual 75% gross income test or 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT under the Code because certain other requirements have been met, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of our gross income (90% for taxable years beginning on or before October 22, 2004) over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

  •
  Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amount actually distributed by us.

  •
  Seventh, if we were to acquire an asset from a corporation which is or has been a subchapter C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the subchapter C corporation, and we subsequently recognize gain on the disposition of the asset within the ten-year period beginning on the day that we acquired the asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. The results described in this paragraph assume that no election will be made under Treasury Regulations Section 1.337(d)-7 for the subchapter C corporation to be subject to an immediate tax when the asset is acquired.

  •
  Eighth, for taxable years beginning after December 31, 2000, we could be subject to a 100% tax on certain payments that we receive from one of our "taxable REIT subsidiaries," or on certain expenses deducted by one of our "taxable REIT subsidiaries," if the economic arrangement between us, the taxable REIT subsidiary and the tenants at our properties are not comparable to similar arrangements among unrelated parties.

  •
  Ninth, if we fail to satisfy a REIT asset test, as described below, due to reasonable cause and we nonetheless maintain our REIT qualification under the Code because of specified cure provisions, we will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

  •
  Tenth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

Requirements for REIT Qualification—In General

              To qualify as a REIT under the Code, we must elect to be treated as a REIT and must satisfy the income, asset, distribution, diversity of share ownership and other requirements imposed under the Code. In general, the Code defines a REIT as a corporation, trust or association:

    (1)
    which is managed by one or more trustees or directors;

    (2)
    the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

    (3)
    that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

    (4)
    that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

    (5)
    the beneficial ownership of which is held by 100 or more persons;

    (6)
    during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities; and

    (7)
    that meets certain other tests, described below, regarding the nature of its income and assets.

              The Code provides that the first four requirements above must be met during the entire taxable year and that requirements (5) and (6) above do not apply to the first taxable year for which a REIT election is made and, thereafter, requirement (5) must exist during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of requirement (6) above, generally (although subject to certain exceptions that should not apply with respect to us), any stock held by a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code is treated as not held by the trust itself but directly by the trust beneficiaries in proportion to their actuarial interests in the trust.

              We believe that we have satisfied the first six requirements above for REIT qualification. In addition, our charter currently includes restrictions regarding the ownership and transfer of our common stock, which restrictions are intended to assist us in satisfying some of these requirements (and, in particular requirements (5) and (6) above). The ownership and transfer restrictions pertaining to our common stock are described herein under the heading "Description of Common Stock—Ownership Limitations and Restrictions on Transfer."

              In applying the REIT gross income and asset tests, all of the assets, liabilities and items of income, deduction and credit of a corporate subsidiary of a REIT that is a "qualified REIT subsidiary" (as defined in Section 856(i)(2) of the Code) ("QRS") are treated as the assets, liabilities and items of income, deduction and credit of the REIT itself. Moreover, the separate existence of a QRS is disregarded for U.S. federal income tax purposes and the QRS is not subject to U.S. federal corporate income tax (although it may be subject to state and local tax in some states and localities). In general, a QRS is any corporation if all of the stock of such corporation is held by the REIT, except that it does not include any corporation that is a "taxable REIT subsidiary" (as defined in Code Section 856(l)(1) of the Code) ("TRS") of the REIT. Thus, for U.S. federal income tax purposes, our QRSs are disregarded, and all assets, liabilities and items of income, deduction and credit of these QRSs are treated as our assets, liabilities and items of income, deduction and credit.

              A TRS is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a TRS. A TRS is subject to U.S. federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local tax. Any dividends paid or deemed paid by any one of our TRSs will also be taxable, either (1) to us to the extent the dividend is retained by us, or (2) to our stockholders to the extent the dividends received from the TRS are paid to our stockholders. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under "—REIT Asset Tests" that generally precludes ownership of more than 10% of any issuer's securities. However, as noted below, in order to qualify as a REIT, the securities of all of our TRSs in which we have invested either directly or indirectly may not represent more than 20% (25% for our 2009 taxable year and thereafter) of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 20% of the total value of our assets; however, we cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility as more fully described below under "—REIT Gross Income Tests," a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT, which, if performed by the REIT itself, could cause rents received by the REIT to be disqualified as "rents from real property." However, the Code contains several provisions which address the arrangements between a REIT and its TRSs which are intended to ensure that a TRS recognizes an appropriate amount of taxable income and is subject to an appropriate level of U.S. federal income tax. For example, a TRS is limited in its ability to deduct interest payments made to the REIT. In addition, a REIT would be subject to a 100% penalty on some payments that it receives from a TRS, or on certain expenses deducted by the TRS if the economic arrangements between the REIT, the REIT's tenants and the TRS are not comparable to similar arrangements among unrelated parties. We have several TRSs and will endeavor to structure any arrangement between ourselves, our TRSs and our tenants so as to minimize the risk of disallowance of interest expense deductions or of the 100% penalty being imposed. Notwithstanding, however, it cannot be assured that the IRS would not challenge any such arrangement.

              Also, a REIT that is a partner in a partnership is deemed to own its proportionate share of each of the assets of the partnership and is deemed to be entitled to income of the partnership attributable to such share. For purposes of Section 856 of the Code, the interest of a REIT in the assets of a partnership of which it is a partner is determined in accordance with the REIT's capital interest in the partnership and the character of the assets and items of gross income of the partnership retain the same character in the hands of the REIT. For example, if the partnership holds any property primarily for sale to customers in the ordinary course of its trade or business, the REIT is treated as holding its proportionate share of such property primarily for such purpose. Thus, our proportionate share (based on capital) of the assets, liabilities and items of income of any partnership in which we are a partner, including Mack-Cali Realty, L.P. (and our indirect share of the assets, liabilities and items of income of each lower-tier partnership), will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section. Also, actions taken by Mack-Cali Realty, L.P. or other lower-tier partnerships can affect our ability to satisfy the REIT gross income and asset tests and the determination of whether we have net income from a prohibited transaction. For purposes of this section any reference to "partnership" shall refer to and include any partnership, limited liability company, joint venture and other entity or arrangement that is treated as a partnership for federal tax purposes, and any reference to "partner" shall refer to and include a partner, member, joint venturer and other beneficial owner of any such partnership, limited liability company, joint venture and other entity or arrangement.

              REIT Gross Income Tests:    In order to maintain our qualification as a REIT under the Code, we must satisfy, on an annual basis, two gross income tests.

  •
  First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments.

  •
  Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.

              For this purpose the term "rents from real property" includes: (a) rents from interests in real property; (b) charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated; and (c) rent attributable to personal property which is leased under, or in connection with, a lease of real property, but only if the rent attributable to such personal property for the taxable year does not exceed 15% of the total rent for the taxable year attributable to both the real and personal property leased under, or in connection with, such lease. For purposes of (c), the rent attributable to personal property is equal to that amount which bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real property and the personal property at the beginning and at the end of such taxable year.

              However, in order for rent received or accrued, directly or indirectly, with respect to any real or personal property, to qualify as "rents from real property," the following conditions must be satisfied:

  •
  such rent must not be based in whole or in part on the income or profits derived by any person from the property (although the rent may be based on a fixed percentage of receipts or sales);

  •
  such rent may not be received or accrued, directly or indirectly, from any person if the REIT owns, directly or indirectly (including by attribution, upon the application of certain attribution rules): (i) in the case of any person which is a corporation, at least 10% of such person's voting stock or at least 10% of the value of such person's stock; or (ii) in the case of any person which is not a corporation, an interest of at least 10% in the assets or net profits of such person, except that under certain circumstances, rents received from a TRS will not be disqualified as "rents from real property" even if we own more than 10% of the TRS; and

  •
  the portion of such rent that is attributable to personal property for a taxable year that is leased under, or in connection with, a lease of real property may not exceed 15% of the total rent received or accrued under the lease for the taxable year.

              In addition, all amounts (including rents that would otherwise qualify as "rents from real property") received or accrued during a taxable year directly or indirectly by a REIT with respect to a property, will constitute "impermissible tenant services income" (and, thus, will not qualify as "rents from real property") if the amount received or accrued directly or indirectly by the REIT for: (x) services furnished or rendered by the REIT to tenants of the property; or (y) managing or operating the property ((x) and (y) collectively, "Impermissible Services") exceeds 1% of all amounts received or accrued during such taxable year directly or indirectly by the REIT with respect to the property. For this purpose, however, the following services and activities are not treated as Impermissible Services: (i) services furnished or rendered, or management or operation provided, through an independent contractor from whom the REIT itself does not derive or receive any income or through a TRS; and (ii) services usually or customarily rendered in connection with the rental of space for occupancy (such as, for example, the furnishing of heat and light, the cleaning of public entrances, and the collection of trash), as opposed to services rendered primarily to a tenant for the tenant's convenience. If the amount treated as being received or accrued for Impermissible Services does not exceed the 1% threshold, then only the amount attributable to the Impermissible Services (and not, for example, all tenant rents received or accrued that otherwise qualify as "rents from real property") will fail to qualify as "rents from real property."

              We (through Mack-Cali Realty, L.P. and other affiliated entities) provide some services at the properties, which services we believe do not constitute Impermissible Services or, otherwise, do not cause any rents or other amounts received that otherwise qualify as "rents from real property" to fail to so qualify. If we or Mack-Cali Realty, L.P. were to consider offering services in the future which could cause any such rents or other amounts to fail to qualify as "rents from real property" then we would endeavor to arrange for such services to be provided through one or more independent contractors and/or TRSs or, otherwise, in such a manner so as to minimize the risk of such services being treated as Impermissible Services.

              In addition, we (through Mack-Cali Realty, L.P. and other affiliated entities) receive fees for property management and administrative services provided with respect to certain properties not owned, either directly or indirectly, entirely by us and/or Mack-Cali Realty, L.P. These fees do not constitute qualifying income for purposes of either the 75% gross income test or 95% gross income test. We (through Mack-Cali Realty, L.P. and other affiliated entities) also receive other types of income that do not constitute qualifying income for purposes of either of these two tests. We believe that our share of the aggregate amount of these fees and other non-qualifying income so received or accrued has not caused us to fail to satisfy either of the gross income tests. We anticipate that we will continue to receive or accrue a certain amount of non-qualifying fees and other income. In the event that our share of the amount of such fees and other income could jeopardize our ability to satisfy these gross income tests, then we would endeavor to arrange for the services in respect of which such fees and other income are received to be provided by one or more independent contractors and/or TRSs or, otherwise, in such manner so as to minimize the risk of failing either of the gross income tests.

              From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. These hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury Regulations, any income we derive from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction will, however, be nonqualifying for purposes of the 75% gross income test. The term "hedging transaction," as used above, generally means any transaction that we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT under the Code.

              If we fail to satisfy either or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year pursuant to a special relief provision of the Code which may be available to us if:

  •
  our failure to meet these tests was due to reasonable cause and not due to willful neglect;

  •
  we attach a schedule of the nature and amount of each item of income to our U.S. federal income tax return; and

  •
  the inclusion of any incorrect information on the schedule is not due to fraud with intent to evade tax.

              We cannot state whether in all circumstances, if we were to fail to satisfy either of the gross income tests, we would still be entitled to the benefit of this relief provision. Even if this relief provision were to apply, we would nonetheless be subject to a 100% tax on any non-qualifying income.

              REIT Asset Tests:    At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature and diversification of our assets (collectively, the "Asset Tests"):

  •
  at least 75% of the value of our total assets must be represented by "real estate assets" (which also includes any property attributable to the temporary investment of new capital, but only if such property is stock or a debt instrument and only for the 1-year period beginning on the date the REIT receives such proceeds), cash and cash items (including receivables) and government securities ("75% Value Test");

  •
  not more than 25% of the value of our total assets may be represented by securities other than securities that constitute qualifying assets for purposes of the 75% Value Test;

  •
  except with respect to securities of a TRS or QRS and securities that constitute qualifying assets for purposes of the 75% Value Test:

  •
  not more than 5% of the value of our total assets may be represented by securities of any one issuer;

  •
  we may not hold securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer;

  •
  we may not hold securities having a value of more than 10% of the total value of the outstanding securities of any one issuer ("10% Value Test"); and

  •
  not more than 20% (25% for our 2009 taxable year and thereafter) of the value of our total assets may be represented by securities of one or more TRSs.

              After initially meeting the Asset Tests at the close of any quarter of our taxable year, we would not lose our status as a REIT under the Code for failure to satisfy these tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to facilitate compliance with the Asset Tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

              In applying the Asset Tests, we are treated as owning all of the assets held by any of our QRSs and our proportionate share of the assets held by Mack-Cali Realty, L.P. (including Mack-Cali Realty, L.P.'s share of the assets held by any lower-tier partnership in which Mack-Cali Realty, L.P. holds a direct or indirect interest).

              Securities, for purposes of the Asset Tests, may include debt that we hold in other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% Value Test: (1) securities that meet the "straight debt" safe harbor; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of our interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement described in future Treasury Regulations.

              Based on our regular quarterly asset tests, we believe that we have not violated any of the Asset Tests. However, we cannot provide any assurance that the IRS would concur with our beliefs in this regard.

              REIT Distribution Requirements:    To qualify for taxation as a REIT, we must, each year, make distributions (other than capital gain distributions) to our stockholders in an amount at least equal to (1) the sum of: (A) 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain, and (2) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we were to dispose of any asset acquired from a subchapter C corporation in a "carryover basis" transaction within ten years of the acquisition, we would be required to distribute at least 90% of the after-tax "built-in gain" recognized on the disposition of such asset.

              We must pay dividend distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of the prior year's distribution requirement if one of the following two sets of criteria are satisfied:

  •
  the dividends are declared in October, November or December and are made payable to stockholders of record on a specified date in any of these months, and such dividends are actually paid during January of the following year; or

  •
  the dividends are declared before we timely file our U.S. federal income tax return for such year, the dividends are paid in the 12-month period following the close of the year and not later than the first regular dividend payment after the declaration, and we elect on our U.S. federal income tax return for such year to have a specified amount of the subsequent dividend treated as if paid in such year.

              Even if we satisfy our distribution requirements for maintaining our REIT status, we will nonetheless be subject to a corporate-level tax on any of our net capital gain or REIT taxable income that we do not distribute to our stockholders. In addition, we will be subject to a 4% excise tax to the extent that we fail to distribute for any calendar year an amount at least equal to the sum of:

  •
  85% of our ordinary income for such year;

  •
  95% of our capital gain net income for such year; and

  •
  any undistributed taxable income from prior periods.

              As discussed below, we may retain, rather than distribute, all or a portion of our net capital gains and pay the tax on the gains and may elect to have our stockholders include their proportionate share of such undistributed gains as long-term capital gain income on their own income tax returns and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any such retained gains would be treated as having been distributed by us.

              We intend to make timely distributions sufficient to satisfy our annual distribution requirements for REIT qualification under the Code and which are eligible for the dividends-paid deduction. In this regard, the partnership agreement of Mack-Cali Realty, L.P. authorizes us, as the general partner of Mack-Cali Realty, L.P., to take such steps as may be necessary to cause Mack-Cali Realty, L.P. to make distributions to its partners at such times and which are sufficient in amount to enable us to satisfy the annual REIT distribution requirements.

              We expect that our cash flow will exceed our REIT taxable income due to the allowance of depreciation and other non-cash deductions allowed in computing REIT taxable income. Accordingly, in general, we anticipate that we should have sufficient cash or liquid assets to enable us to satisfy the

90% distribution requirement for REIT qualification under the Code. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet this requirement or to distribute an amount sufficient to enable us to avoid income and/or excise taxes. In such event, we may find it necessary to arrange for borrowings to raise cash or, if possible, make taxable stock dividends in order to make such distributions.

              In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Code, or an agreement as to tax liability between us and an IRS district director, we may be able to rectify any resulting failure to meet the 90% distribution requirement by paying "deficiency dividends" to stockholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, we must make the distribution within 90 days of the adverse determination and we also must satisfy other procedural requirements. If we satisfy the statutory requirements of Section 860 of the Code, a deduction is allowed for any deficiency dividend subsequently paid by us to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

              Failure to Qualify as a REIT:    If we would otherwise fail to qualify as a REIT under the Code because of a violation of one of the requirements described above, our qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and we pay a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the gross income tests described above or a violation of the asset tests described above each of which have specific relief provisions that are described above.

              If we fail to qualify for taxation as a REIT under the Code in any taxable year, and the relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions to stockholders in any year in which we fail to qualify, nor will we be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to the stockholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described in this paragraph in all circumstances.

Taxation of U.S. Stockholders

              When we refer to the term U.S. Stockholders, we mean a holder of our common stock that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a domestic corporation;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States can exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust.

              Distributions Generally:    For any taxable year for which we qualify for taxation as a REIT under the Code, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

              As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. Stockholders as ordinary income. A noncorporate U.S. Stockholder will generally not be entitled to the tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends received from a corporation in which it owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders), or (b) that is equal to our REIT taxable income (taking into account the dividends paid deduction available to us) for our previous taxable year less any taxes paid by us during the previous taxable year, provided that certain holding period and other requirements are satisfied at both the REIT and individual stockholder level. Noncorporate U.S. Stockholders should consult their own tax advisors to determine the impact of tax rates on dividends received from us. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. Stockholders that are corporations. Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. Stockholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. Stockholder has held his common stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. Stockholder may be eligible for preferential rates of taxation. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

              To the extent that we make distributions, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Stockholder. Thus, these distributions will reduce the adjusted basis which the U.S. Stockholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. Stockholder's adjusted basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for U.S. federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred shares before being allocated to other distributions.

              Dividends authorized by us in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

              U.S. Stockholders holding shares at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. Stockholder required to include the designated amount in determining the U.S. Stockholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. Stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. Stockholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.

              Passive Activity Loss and Investment Interest Limitations:    Distributions from us and gain from the disposition of our stock will not be treated as passive activity income and, therefore, a U.S. Stockholder will not be able to offset any of this income with any passive losses of the stockholder from other activities. Dividends received by a U.S. Stockholder from us generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of shares of our stock or capital gain dividends generally will be excluded from investment income unless the stockholder elects to have the gain taxed at ordinary income rates.

              Sale/Other Taxable Disposition of Company Stock:    In general, a U.S. Stockholder will recognize gain or loss on its sale or other taxable disposition of our stock equal to the difference between the amount of cash and the fair market value of any other property received in such sale or other taxable disposition and the stockholder's adjusted basis in said stock at such time. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the REIT's "unrecaptured Section 1250 gain." U.S. Stockholders should consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. Stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our common stock held for more than 12 months. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Stockholder from us that were required to be treated as long-term capital gains.

              Stockholders should consult with their own tax advisors with respect to their capital gain tax liability in respect of distributions received from us and gains recognized upon the sale or other disposition of shares of our common stock.

              Treatment of Tax-Exempt Stockholders:    Based upon published rulings by the IRS, distributions by us to a U.S. Stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness," within the meaning of the Code, and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. Similarly, income from the sale of shares of our common stock will not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

              For tax-exempt U.S. Stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans, exempt from U.S. federal income taxation under Code Sections 501(c)(7), (9), (17) and (20), respectively, income from an investment in shares of our common stock will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its shares of our common stock. Such prospective investors should consult their own tax advisors concerning these "set-aside" and reserve requirements.

              Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" is treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code are referred to below as "qualified trusts."

              A REIT is a "pension-held REIT" if (i) it would not have qualified as a REIT under the Code but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT or (b) one or more such qualified trusts, each of whom owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (ii) the total gross income of the REIT, less direct expenses related to the total gross income. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. We do not expect to be classified as a "pension-held REIT."

              The rules described above under the heading "Taxation of U.S. Stockholders" concerning the inclusion of our designated undistributed net capital gains in the income of its stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Special Tax Considerations For Non-U.S. Stockholders

              Taxation of Non-U.S. Stockholders:    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Stockholders should consult with their tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our stock, including any reporting requirements.

              Distributions by us to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by us of U.S. real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. However, if income from the investment in the stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business or is attributable to a permanent establishment that the Non-U.S. Stockholder maintains in the United States (if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Stockholder to U.S. taxation on a net income basis) the Non-U.S. Stockholder generally will be subject to tax at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such income and is generally not subject to withholding. Any such effectively connected distributions received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. We expect to withhold U.S. federal income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a Non-U.S. Stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is submitted to us or the appropriate withholding agent or (b) the Non-U.S. Stockholder submits an IRS Form W-8 ECI (or a successor form) to us or the appropriate withholding agent claiming that the distributions are effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business and, in either case, other applicable requirements were met.

              Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Stockholder's shares, but rather will reduce the adjusted basis of such shares. For FIRPTA withholding purposes (discussed below) such distribution will be treated as consideration for the sale or exchange of shares of stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, these distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

              Distributions to a Non-U.S. Stockholder that are designated by us at the time of distribution as capital gain dividends (other than those arising from the disposition of a U.S. real property interest) generally will not be subject to U.S. federal income taxation unless (i) investment in the stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain (except that a corporate Non-U.S. Stockholder may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case such stockholder will be subject to a 30% tax on his or her capital gains.

              For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders would be taxed at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Stockholder that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's U.S. federal income tax liability. We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of Non-U.S. Stockholder status on IRS Form W-8 to determine whether withholding is required on gains realized from the disposition of U.S. real property interests. A U.S. Stockholder who holds shares of stock on behalf of a Non-U.S. Stockholder will bear the burden of withholding, provided that we have properly designated the appropriate portion of a distribution as a capital gain dividend.

              Gain recognized by a Non-U.S. Stockholder upon a sale of stock of a REIT generally will not be taxed under FIRPTA if the REIT is a "domestically-controlled REIT" (generally, a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by foreign persons). Since it is currently anticipated that we will be a "domestically-controlled REIT," a Non-U.S. Stockholder's sale of our common stock should not be subject to taxation under FIRPTA. However, because our common stock is publicly-traded, no assurance can be given that we will continue to be a "domestically-controlled REIT." Notwithstanding the foregoing, gain from the sale of our common stock that is not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) the Non-U.S. Stockholder's investment in the stock is "effectively connected" with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain (a Non-U.S. Stockholder that is a foreign corporation may also be subject to a 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of stock were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals).

              If we are not, or cease to be, a "domestically-controlled REIT," whether gain arising from the sale or exchange of shares of stock by a Non-U.S. Stockholder would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" will depend on whether any class of our stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange), as is the case with our common stock, and on the size of the selling Non-U.S. Stockholder's interest in us. In the case where we are not, or cease to be, a "domestically-controlled REIT" and any class of our stock is "regularly traded" on an established securities market at any time during the calendar year, a sale of shares of that class by a Non-U.S. Stockholder will only be treated as a sale of a "United States real property interest" (and thus subject to taxation under FIRPTA) if such selling stockholder beneficially owns (including by attribution) more than 5% of the total fair market value of all of the shares of such class at any time during the five-year period ending either on the date of such sale or other applicable determination date. To the extent we have one or more classes of stock outstanding that are "regularly traded," but the Non-U.S. Stockholder sells shares of a class of our stock that is not "regularly traded," the sale of shares of such class would be treated as a sale of a "United States real property interest" under the foregoing rule only if the shares of such latter class acquired by the Non-U.S. Stockholder have a total net market value on the date they are acquired that is greater than 5% of the total fair market value of the "regularly traded" class of our stock having the lowest fair market value (or with respect to a nontraded class of our stock convertible into a "regularly traded" market value on the date of acquisition of the total fair market value of the "regularly traded" class into which it is convertible). If gain on the sale or exchange of shares of stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals); provided, however, that deductions otherwise allowable will be allowed as deductions only if the tax returns were filed within the time prescribed by law. In general, the purchaser of the stock would be required to withhold and remit to the IRS 10% of the amount realized by the seller on the sale of such stock.

Information Reporting Requirements and Backup Withholding Tax

              U.S. Stockholders:    We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a U.S. Stockholder with respect to dividends paid unless the U.S. Stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. Stockholder that does not provide us with its correct taxpayer identification number. A U.S. Stockholder may credit any amount paid as backup withholding against the stockholder's U.S. federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Stockholder who fails to certify to us its non-foreign status.

              Non-U.S. Stockholders:    If you are a Non-U.S. Stockholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

  •
  dividend payments; and

  •
  the payment of the proceeds from the sale of common stock effected at a United States office of a broker, as long as the income associated with these payments is otherwise exempt from U.S. federal income tax and:

  •
  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

  •
  a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

  •
  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with Treasury Regulations, or

  •
  you otherwise establish your right to an exemption.

              Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States;

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

  •
  the sale has some other specified connection with the United States as provided in the Treasury Regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

              In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

  •
  a United States person;

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  a controlled foreign corporation for United States tax purposes;

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  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons," as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish your right to an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

              You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability by filing a refund claim with the IRS.

Tax Aspects of Mack-Cali Realty, L.P.

              General:    Mack-Cali Realty, L.P. holds substantially all of our investments. In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of their partnership, and are potentially subject to tax thereon, without regard to whether distributions are made to them by the partnership. We include in our income our proportionate share of these Mack-Cali Realty, L.P. items (including our proportionate share of such items attributable to partnerships in which Mack-Cali Realty, L.P. owns a direct or indirect interest) for purposes of the various REIT gross income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT Asset Tests, we include our proportionate share of assets held by Mack-Cali Realty, L.P. and by partnerships in which Mack-Cali Realty, L.P. owns a direct or indirect interest.

              Tax Allocations with respect to Contributed Properties (Effects of Section 704(c) of the Code):    Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at such time (said difference, the "Book-Tax Difference"). These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts of, or other economic or legal arrangements among, the partners. Mack-Cali Realty, L.P. was formed by way of, and has since formation received, contributions of appreciated property (including interests in partnerships that have appreciated property). Consequently, in accordance with Section 704(c) of the Code and Mack-Cali Realty, L.P.'s partnership agreement, Mack-Cali Realty, L.P. makes allocations to its partners in a manner consistent with Section 704(c) of the Code and the Treasury Regulations thereunder.

              In general, those partners who have contributed to Mack-Cali Realty, L.P. property (including interests in partnerships that own property) that has a fair market value in excess of basis at the time of such contribution have been allocated lower amounts of depreciation deductions for tax purposes than would have been the case if such allocations were made pro rata. In addition, in the event of the disposition of any such property, all taxable income and gain attributable to such property's Book-Tax Difference generally will be allocated to the contributing partners, and we generally will be allocated only our share (and on a pro rata basis) of any capital gain attributable to post-contribution appreciation, if any. The foregoing allocations would tend to eliminate a property's Book-Tax Difference over Mack-Cali Realty, L.P.'s life. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate a property's Book-Tax Difference and could prolong a noncontributing partner's Book-Tax Difference with respect to such property. Thus, the carryover basis of a contributed property in the hands of Mack-Cali Realty, L.P. may cause us to be allocated: (a) lower tax depreciation and other deductions than our economic or book depreciation and other deductions allocable to us; and/or (b) more taxable income or gain upon a sale of the property than the economic or book income or gain allocable to us as a result of the sale. Such differing tax allocations may cause us to recognize taxable income or gain in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements.

              Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences (e.g., the "traditional method," the "traditional method with curative allocations," and the "remedial method"). Some of these methods could prolong the period required to eliminate the Book-Tax Difference as compared to other permissible methods (or could, in fact, result in a portion of the Book-Tax Difference to remain unaccounted for). We and Mack-Cali Realty, L.P. have determined to use the "traditional method" for accounting for Book-Tax Differences with respect to previously-contributed properties. As a result of this determination, distributions to our stockholders could be comprised of more taxable income than would otherwise be the case. However, property that may hereafter be contributed to Mack-Cali Realty, L.P. is not bound to use the "traditional method." We and Mack-Cali Realty, L.P. have not determined whether Mack-Cali Realty, L.P. will use the "traditional method," or some other permissible method, to account for any Book-Tax Difference with respect to any such hereafter contributed property. With respect to any purchased property that is not "replacement property" in a tax-free like-kind exchange under Section 1031 of the Code, such property initially would have a tax basis equal to its fair market value and Section 704(c) of the Code would not apply.

              Basis in Partnership Interests in Mack-Cali Realty, L.P.:    Our adjusted tax basis in our interest in Mack-Cali Realty, L.P. generally equals the amount of cash and the basis of any other property contributed by us to Mack-Cali Realty, L.P. (1) increased by our allocable share of the income and indebtedness of Mack-Cali Realty, L.P., and (2) decreased (but not below zero) by: (a) our allocable share of losses of Mack-Cali Realty, L.P.; (b) the amount of cash and adjusted basis of property distributed by Mack-Cali Realty, L.P. to us; and (c) the reduction in our allocable share of Mack-Cali Realty, L.P.'s indebtedness.

              If the allocation of our distributive share of Mack-Cali Realty, L.P.'s losses exceeds the adjusted tax basis of our partnership interest in Mack-Cali Realty, L.P., the recognition of such excess losses would be deferred to the extent that we have adjusted tax basis in our interest in Mack-Cali Realty, L.P. To the extent that Mack-Cali Realty, L.P.'s distributions, or any decrease in our allocable share of indebtedness (such decreases being considered a constructive cash distribution to the partners), exceeds our adjusted tax basis in our interest in Mack-Cali Realty, L.P., such excess distributions (including such constructive distributions) will constitute taxable income to us. Such taxable income would normally be characterized as capital gain, and if our interest in Mack-Cali Realty, L.P. has been held for longer than the long-term capital gain holding period (currently more than one year), such distributions and constructive distributions would constitute long-term capital gain income.

              Sale of the Properties:    Our distributive share of any gain realized by Mack-Cali Realty, L.P. on its sale of any property held by it as inventory or primarily for sale to customers in the ordinary course of its trade or business would be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income may also have an adverse effect on our ability to satisfy the REIT gross income tests. Under existing law, whether Mack-Cali Realty, L.P. holds its property as inventory or primarily for sale to customers in the ordinary course of its trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Mack-Cali Realty, L.P. intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, renting and otherwise operating the properties, and to make such occasional sales of the properties, including peripheral land, as are consistent with Mack-Cali Realty, L.P.'s investment objectives.

State and Local Tax

              We and our stockholders may be subject to state and local tax in various states and localities, including those in which we or they transact business, own property or reside. Our tax treatment and that of our stockholders in such jurisdictions may differ from the U.S. federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

 EXPERTS

              The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 of Mack-Cali Realty Corporation have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

              Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, has passed upon certain Maryland law matters, including the validity of the issuance of the equity securities offered by this prospectus. Seyfarth Shaw LLP, New York, New York, has passed upon certain tax matters, including the qualification and taxation of us as a REIT under the Code.

10,000,000 Shares

Common Stock

P R O S P E C T U S S U P P L E M E N T

Merrill Lynch & Co.

 Deutsche Bank Securities

 J.P.Morgan

 BNY Mellon Capital Markets, LLC

 Citi

 Comerica Securities

 PNC Capital Markets LLC

 Scotia Capital

 SunTrust Robinson Humphrey

 Wachovia Securities

April 30, 2009